EXHIBIT 10.9
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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          DOLLAR FINANCIAL GROUP, INC.,
                                  as Purchaser,


                        CASH-N-DASH CHECK CASHING, INC.,
                                    as Seller



                                       AND



       THOMAS L. LEONARD, LOUIS B. STRASSER, BARNEY B. AND ARDEN WHITESELL
              FAMILY TRUST, DEGRAW LIVING TRUST, GARY J. WHITESELL,
                    JACK K. WHITESELL AND TIMOTHY B. BENNETT,
                                 as Shareholders


                          Dated as of October 22, 1996





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                                TABLE OF CONTENTS

     Section                                                    Page

                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

      1.1    Sale and Purchase of Assets . . . . . . . . .       1
      1.2    Assets  . . . . . . . . . . . . . . . . . . .       2
      1.3    Excluded Assets . . . . . . . . . . . . . . .       3
      1.4    Liens . . . . . . . . . . . . . . . . . . . .       4
      1.5    Liabilities . . . . . . . . . . . . . . . . .       4


                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

      2.1    Amount of Purchase Price  . . . . . . . . . .       6
      2.2    Payment of Purchase Price . . . . . . . . . .       6
      2.3    Lease Consent Escrow  . . . . . . . . . . . .       7


                                   ARTICLE III

                                     CLOSING
      3.1    Closing Date  . . . . . . . . . . . . . . . .       8
      3.2    Termination of Agreement  . . . . . . . . . .       8
      3.3    Procedure Upon Termination  . . . . . . . . .       8
      3.4    Effect of Termination . . . . . . . . . . . .       9


                                   ARTICLE IV

       REPRESENTATIONS AND WARRANTIES OF CND AND THE SHAREHOLDERS

      4.1    Organization and Good Standing  . . . . . . .       9
      4.2    Authorization of Agreement  . . . . . . . . .       9
      4.3    Capitalization  . . . . . . . . . . . . . . .      10
      4.4    Subsidiaries and Other Interests  . . . . . .      10
      4.5    Corporate Records . . . . . . . . . . . . . .      10
      4.6    Conflicts; Consents of Third Parties  . . . .      10
      4.7    Ownership and Transfer of Assets  . . . . . .       9
      4.8    Financial Statements  . . . . . . . . . . . .      11
      4.9    No Undisclosed Liabilities  . . . . . . . . .      11
      4.10   Absence of Certain Developments . . . . . . .      12
      4.11   Taxes . . . . . . . . . . . . . . . . . . . .      14
      4.12   Real Property . . . . . . . . . . . . . . . .      15
      4.13   Tangible Personal Property  . . . . . . . . .      17
      4.14   Intangible Property . . . . . . . . . . . . .      17
      4.15   Material Contracts  . . . . . . . . . . . . .      18
      4.16   Employee Benefits . . . . . . . . . . . . . .      19
      4.17   Labor . . . . . . . . . . . . . . . . . . . .      19
      4.18   Litigation  . . . . . . . . . . . . . . . . .      20


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     Section                                                    Page
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      4.19   Compliance with Laws  . . . . . . . . . . . .      20
      4.20   Environmental Matters . . . . . . . . . . . .      20
      4.21   Insurance . . . . . . . . . . . . . . . . . .      21
      4.22   Payables  . . . . . . . . . . . . . . . . . .      21
      4.23   Related Party Transactions  . . . . . . . . .      22
      4.24   ADA Matters . . . . . . . . . . . . . . . . .      22
      4.25   Banks . . . . . . . . . . . . . . . . . . . .      22
      4.26   No Misrepresentation  . . . . . . . . . . . .      22
      4.27   Financial Advisors  . . . . . . . . . . . . .      22
      4.28   CND's Solvency and Obligations  . . . . . . .      23
      4.29   Name  . . . . . . . . . . . . . . . . . . . .      23
      4.30   Investment Intention  . . . . . . . . . . . .      23


                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PURCHASER

      5.1    Organization and Good Standing  . . . . . . .      24
      5.2    Authorization of Agreement  . . . . . . . . .      24
      5.3    Conflicts; Consents of Third Parties  . . . .      24
      5.4    Litigation  . . . . . . . . . . . . . . . . .      25
      5.5    Financial Advisors  . . . . . . . . . . . . .      25
      5.6    Purchaser's Solvency and Obligations  . . . .      25
      5.7    Purchaser's Group Medical Plans . . . . . . .      26


                                   ARTICLE VI

                                    COVENANTS

      6.1    Effect of Investigation . . . . . . . . . . .      26
      6.2    Consents  . . . . . . . . . . . . . . . . . .      26
      6.3    Preservation of Records . . . . . . . . . . .      26
      6.4    Publicity . . . . . . . . . . . . . . . . . .      27
      6.5    Use of Name . . . . . . . . . . . . . . . . .      27
      6.6    Environmental Matters . . . . . . . . . . . .      28
      6.7    Noncompetition Agreements . . . . . . . . . .      28
      6.8    Employee Benefits and Employment  . . . . . .      28
      6.9    Tax Matters . . . . . . . . . . . . . . . . .      29
      6.10   Conduct of the Business Pending Closing . . .      30


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

      7.1    Conditions Precedent to Obligations of
             Purchaser . . . . . . . . . . . . . . . . . .      32
      7.2    Conditions Precedent to Obligations of CND  .      34



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     Section                                                    Page
     -------                                                    ----


                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

      8.1    Documents to be Delivered by CND  . . . . . .      35
      8.2    Documents to be Delivered by the Purchaser  .      36


                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1    Survival  . . . . . . . . . . . . . . . . . .      37
      9.2    General Indemnification.  . . . . . . . . . .      37
      9.3    Limitations on Indemnification for Breaches
             of Representation and Warranties  . . . . . .      38
      9.4    Indemnification Procedures  . . . . . . . . .      39
      9.5    Tax Matters . . . . . . . . . . . . . . . . .      41
      9.6    Treatment of Payment  . . . . . . . . . . . .      41
      9.7    Right of Offset . . . . . . . . . . . . . . .      41


                                    ARTICLE X

                                  MISCELLANEOUS

      10.1   Certain Definitions . . . . . . . . . . . . .      42
      10.2   Expenses  . . . . . . . . . . . . . . . . . .      47
      10.3   Specific Performance  . . . . . . . . . . . .      48
      10.4   Further Assurances  . . . . . . . . . . . . .      48
      10.5   Submission to Jurisdiction; Consent to
             Service of Process  . . . . . . . . . . . . .      48
      10.6   Entire Agreement; Amendments and Waivers  . .      49
      10.7   Governing Law . . . . . . . . . . . . . . . .      49
      10.8   Table of Contents and Headings  . . . . . . .      49
      10.9   Notices . . . . . . . . . . . . . . . . . . .      49
      10.10  Severability  . . . . . . . . . . . . . . . .      51
      10.11  Binding Effect; Assignment  . . . . . . . . .      51
      10.12  Bulk Transfer Laws  . . . . . . . . . . . . .      51
      10.13  Counterparts  . . . . . . . . . . . . . . . .      52



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                             Schedules and Exhibits

     Schedule I           - List of Stores
     Schedule 1.5(b)      - Agreed Prepaid Expenses
     Schedule 2.2(d)      - Food Stamp Contracts
     Schedule 4.6         - Conflicts
     Schedule 4.9         - Undisclosed Liabilities
     Schedule 4.10        - Certain Developments
     Schedule 4.12(a)(1)  - List of Company Properties
     Schedule 4.12(a)(2)  - Compliance Exceptions
     Schedule 4.12(a)(3)  - Property Contracts
     Schedule 4.12(c)     - Condemnation and Eminent Domain
                            Proceedings
     Schedule 4.13        - Personal Property Leases
     Schedule 4.14        - Intangibles
     Schedule 4.15        - Material Contracts
     Schedule 4.16(a)     - Employee Benefits
     Schedule 4.18        - Litigation
     Schedule 4.19        - License Revocation Proceedings
     Schedule 4.20        - Environmental
     Schedule 4.21        - Insurance
     Schedule 4.23        - Related Party Transactions
     Schedule 4.25        - Bank Accounts
     Schedule 4.27        - Financial Advisors
     Schedule 5.3         - Conflicts/Consents
     Schedule 6.9         - Allocation of Purchase Price

     Exhibit A            - Form of Noncompetition Agreement
     Exhibit B            - Form of Legal Opinion (Seller)
     Exhibit C            - Form of Legal Opinion (Buyer)
     Exhibit D            - Form of Lease Assignment and Assumption
                            Agreement
     Exhibit E            - Form of Assumption Agreement
     Exhibit F            - Form of Bill of Sale and Assignment of
                            Contracts
     Exhibit G            - Form of Employment Agreement



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                            ASSET PURCHASE AGREEMENT
                          ----------------------------

               THIS ASSET PURCHASE AGREEMENT, dated as of October 22, 1996 (the "Agreement"), by and among Dollar Financial Group, Inc., a New York corporation (the "Purchaser"), Cash-N-Dash Check Cashing, Inc., a California corporation ("CND" or the "Company"), and Thomas L. Leonard, Louis B. Strasser, Barney B. and Arden Whitesell Family Trust, DeGraw Living Trust, Gary J. Whitesell, Jack K. Whitesell and Timothy B. Bennett (each, a Shareholder, and, together, the "Shareholders").


                              W I T N E S S E T H:
                              - - - - - - - - - -
               WHEREAS, CND presently owns and operates those thirty-two
     (32) check cashing stores located in the State of California as listed on Schedule I (collectively, the "Stores");

               WHEREAS, the Shareholders own all of the issued and outstanding capital stock of the Company;

               WHEREAS, Purchaser desires to purchase from CND and CND desires to sell to Purchaser the Assets (as such term is defined in Section 1.1) for the purchase price and upon the terms and conditions hereinafter set forth;

               WHEREAS, Purchaser desires that, effective upon the Closing Date, the Shareholders and CND will agree not to compete with Purchaser or any of its affiliates pursuant to a Noncompetition Agreement to be entered into on the Closing Date in the form set forth on Exhibit A hereto; and

               WHEREAS, certain terms used in this Agreement are defined in
     Section 10.1;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:


                                    ARTICLE I

                           SALE AND PURCHASE OF ASSETS

              1.1   Sale and Purchase of Assets.  Upon the terms and
                    ---------------------------
     subject to the conditions contained herein, on the Closing Date, CND shall sell, assign, transfer, convey and deliver to the Purchaser (or its designees) good and marketable title, free and clear of all Liens (other than Permitted Exceptions), and the Purchaser shall purchase from CND, all of the assets, properties,


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     good-will, rights and business of CND of any nature whatsoever
     (whether real or personal, tangible or intangible or otherwise) other than the Excluded Assets (collectively, the "Assets").

               In addition, CND agrees to provide, or cause to be provided, to Purchaser access to all documents and/or information as may be reasonably necessary to enable Purchaser to see to the efficient and proper conduct and administration of the Assets from and after the Closing Date, including, without limitation, all historical files, Tax Returns, records and personnel data in connection with the Stores.

              1.2   Assets.  Without limiting the foregoing, CND agrees
                    ------
     that, at the time of Closing, all of the properties, business, rights, good-will and assets of CND (including all properties, business, rights, good-will and assets used or useable in the operation of the Stores), other than the Excluded Assets, including, but not limited to, the following, shall be included in the Assets and shall be transferred to the Purchaser (or its designees), free and clear of all Liens, except for the Permitted Exceptions:

                    (a)  Licenses and Authorizations.  All authorizations,
                         ---------------------------
     approvals, orders, licenses, franchises, certificates and permits (to the extent transferable) (collectively, "Licenses") of and from all Governmental Bodies necessary to own or lease the properties and assets used or useable in the operation of the Stores, together with any renewals, extensions or modifications thereof and additions thereto and other pending applications or applications filed with any Governmental Body.

                    (b)  Personal Property, etc.  All tangible and
                         ----------------------
     intangible personal property, equipment, machinery, furniture, fixtures, tools, computer hardware, supplies and other assets, wherever located, used or useable in the operation of the Stores.

                    (c)  Real Property.  The interest of CND in and to all
                         -------------
     leased real property, buildings and structures, leasehold improvements, fixtures and appurtenances used or useable in the operation of the Stores (including all Company Properties) and CND's interests and rights arising under all agreements, rights and appurtenances relating thereto (including all Real Property Leases) and any renewals, extensions, amendments or modifications thereof.

                    (d)  Leases and Agreements.  The rights of CND arising
                         ---------------------
     under all contracts and agreements to which it is a party, including any renewals, extensions, amendments or modifications thereof (including, without limitation, the Assumed Contracts).

                    (e)  Intellectual Property, etc.  All copyrights,
                         --------------------------
     trademarks, service marks, trade secret rights, computer programs and software, permits, licenses or other similar rights used or useable in the operation of the Stores, including, specifically, the trade names enumerated on Schedule 4.14 hereof, as well as all other copyrights, trademarks, service marks, trade secret rights, computer programs and software (including without limitation all point-of-sale ("POS") software developed and/or owned by CND), permits, licenses or other similar rights utilized in the operation of the Stores.

                    (f)  Books and Records.  All books, records and files
                         -----------------
     pertaining to the business conducted by any of the Stores for all periods ending on or before the Closing Date.

                    (g)  Prepaid Expenses.  Security deposits and other
                         ----------------
     prepaid expenses of CND relating to the operation or ownership of the Stores, including, but not limited to, Taxes, rent, licenses, postage and any other prepaid assets or deposits relating to the operation or ownership of the Stores.

                    (h)  Customer Lists.  Customer lists, vendor lists and
                         --------------
     other intangible assets of CND.

              1.3   Excluded Assets.  It is agreed that (a) any cash,
                    ---------------
     savings accounts, checks returned unpaid, accounts receivable, refunds of unearned insurance premiums, bank deposits, items in the process of collection held by CND, tax deposits and other similar cash equivalents, (b) CND's minute books, other similar corporate records and stock register, (c) any payroll advances or other loans against future wages made by CND to any of its employees, (d) any Consumer Loans; and (e) all physical assets related to the Oakdale office (collectively, the "Excluded Assets") shall not constitute part of the Assets. Such Excluded Assets shall be retained by CND and shall not be transferred to the Purchaser at Closing. In the event that CND s food stamp contract with Stanislaus County, California is renewed or extended (or is reasonably likely to be so renewed or extended) beyond January 1, 1997 prior to Closing, the physical assets related to the Oakdale office may at the election of Purchaser be included in the Assets and shall not be Excluded Assets hereunder. Solely as an accommodation to CND, Purchaser shall, during the sixty (60) day period following the Closing Date, attempt to collect (at the sole cost and expense of CND) CND's outstanding accounts receivable and other items (other than Consumer Loans) in the process of collection as of the Closing Date (all to the extent arising in the ordinary course of business of CND) and will remit to CND any amounts so collected (net of expenses, including reasonable attorneys' fees); provided that (i) CND shall promptly pay to Purchaser (or Purchaser
     --------
     may retain from such proceeds) an amount equal to ten percent (10%)
     of all amounts collected after January 1, 1997, (ii) Purchaser shall not be obligated to institute litigation or any proceedings to collect such amounts and (iii) CND shall reimburse Purchaser immediately upon demand for any and all expenses of Purchaser (including, without limitation, reasonable attorneys' fees and expenses) to the extent Purchaser shall not therefore have reimbursed itself out of amounts collected by Purchaser as described above. In addition, solely as an accommodation to CND, Purchaser shall, following the Closing Date, attempt to collect (at the sole cost and expense of CND) CND s outstanding Consumer Loans as of the Closing Date (all to the extent arising in the ordinary course of business of CND) and will remit to CND any amounts so collected (net of expenses, including reasonable attorneys fees); provided that (i) CND shall promptly pay to
                       --------
     Purchaser (or Purchaser may retain from such proceeds) an amount equal to ten percent (10%) of all amounts collected, (ii) Purchaser shall not be obligated to institute litigation or any proceedings to collect such amounts and (iii) CND shall reimburse Purchaser immediately upon demand for any and all expenses of Purchaser (including, without limitation, reasonable attorneys fees and expenses) to the extent Purchaser shall not therefore have reimbursed itself out of amounts collected by Purchaser as described above. Purchaser shall have no affirmative duty to collect any of such items.

              1.4   Liens.  CND agrees that, as of Closing, the Assets will
                    -----
     be free and clear of all Liens except for the Permitted Exceptions and specifically agrees that all such Liens, other than the Permitted Exceptions, shall be satisfied prior to the consummation of the Closing.

              1.5   Liabilities.
                    -----------
                    (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Purchaser will assume and agree to perform and discharge the obligations of CND under and pursuant to the Assumed Contracts, but only to the extent that such obligations arise and accrue after the Closing Date (excluding, however, those obligations that either arise out of or would have been satisfied prior to the Closing but for a breach or default by CND) (collectively, the "Assumed Liabilities"). The Purchaser shall not assume, and shall not be deemed to have assumed, any Excluded Liabilities.

                    (b)  Apportionments.  Rents, additional rent, real
                         --------------
     estate taxes, personal property taxes, water, utilities, and benefits under any Employee Benefit Plan (including accrued vacation and holidays) (the "Expenses") to the extent constituting Agreed Prepaid Expenses that are (i) paid by, or on behalf of, CND on or prior to the Closing Date and allocable, in whole or in part, to any period following the Closing Date, shall be credited to CND to the extent so allocable, or (ii) unpaid by, or on behalf of CND on or prior to the Closing Date and allocable, in whole or in part, to any period prior to the Closing Date, shall be credited to Purchaser (the "Credited Liabilities"). In addition, to the extent that, in connection with the assignment of any real property leases by CND to Purchaser at the Closing, security deposits paid thereunder by CND are to remain in place on and after Closing, Purchaser shall reimburse CND for such amounts at Closing. Schedule 1.5(b) hereto lists the categories of prepaid Expenses of CND expected to exist as of Closing (the "Agreed Prepaid Expenses"). Except for Agreed Prepaid Expenses, no other Expenses shall be pro rated as provided above.

               The parties hereto shall make apportionments as provided above on the Closing Date and corresponding adjustments to the Purchase Price to the extent possible at that time. However, because a number of the Agreed Prepaid Expenses will not be readily determinable until after the Closing Date, final apportionments cannot be made on that date. Therefore, at such time as CND and Purchaser reasonably believe that all of the Agreed Prepaid Expenses are sufficiently determinable so that charges and credits may be finally allocated in the manner contemplated by this Section 1.5(b), CND and Purchaser shall agree with respect to the allocation of the Agreed Prepaid Expenses and a further adjustment shall be made between the parties hereto. To the extent the net effect of such additional adjustment results in a credit to CND, Purchaser shall promptly pay such additional amount to CND (plus interest on such amount at the rate of eight percent (8%) per annum from the Closing Date to the date of payment), which amount shall be an adjustment to the Purchase Price. To the extent such net effect results in a credit to Purchaser, CND and the Shareholders shall be jointly and severally liable to promptly pay such additional amount to Purchaser (plus interest on such amount at the rate of eight percent (8%) per annum from the Closing Date to the date of payment), which amount shall be an adjustment to the Purchase Price and shall not count against the Liability Cap. In the event that either party gives the other written notice that a dispute exists with respect to the apportionment of Agreed Prepaid Expenses and such dispute is not resolved within twenty
     (20) days after the other party receives a copy of such notice of dispute, either party may submit such dispute to arbitration in the San Francisco, California metropolitan area for final resolution in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The determination of such arbitrators shall be final and binding upon the parties hereto, and the fees of such arbitrators in connection with the determination shall be paid by the party against whom the award was made, or if a compromise was made, shared equally.

                                   ARTICLE II

                           PURCHASE PRICE AND PAYMENT

              2.1   Amount of Purchase Price.  The purchase price for the
                    ------------------------
     Assets and the Assumed Liabilities (the "Purchase Price") shall be an amount equal to the sum of (i) Seven Million Two Hundred Fifty Thousand Dollars ($7,250,000) plus (ii) the allocation between the
                                    ----
     parties of the Agreed Prepaid Expenses in accordance with Section 1.5 hereof.

              2.2   Payment of Purchase Price.  Purchaser shall pay the
                    -------------------------
     Purchase Price as follows:

                    (a) On the Closing Date, Purchaser shall pay to CND an amount of Nine Hundred Thousand Dollars ($900,000) plus the allocation
                                                        ----
     on the Closing Date of the Agreed Prepaid Expenses. All such payments of cash shall be made by certified or bank cashier's check in New York Clearing House Funds, payable to the order of CND (or, at CND's option, by wire transfer of immediately available funds into an account designated by CND).

                    (b) On the Closing Date, Purchaser shall deliver to CND a certificate evidencing 312.5 shares of the common stock, $.001 par value per share ( Holdings Stock ), of DFG Holdings, Inc., a Delaware corporation ( Holdings ), representing a value of Five Hundred Thousand Dollars ($500,000) based on a value of One Thousand Six Hundred Dollars ($1,600) per share of Holdings Stock (the Deemed Value ).

                    (c) On January 2, 1997, Purchaser shall pay to CND an amount of Five Million One Hundred Thousand Dollars ($5,100,000) in cash by certified or bank cashier s check in New York Clearing House Funds, payable to the order of CND (or, at CND s option, by wire transfer of immediately available funds into an account designated by
     CND).

                    (d) Purchaser shall pay to CND an amount of Seven Hundred Fifty Thousand Dollars ($750,000) in four (4) equal annual installments of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) each (each, an Annual Payment ) on January 15 of each year commencing January 15, 1998, by certified or bank cashier s check in New York Clearing House Funds, payable to the order of CND (or, at
     CND s option, by wire transfer of immediately available funds into an account designated by CND); provided, that if the gross amount of all
                                 --------
     fees paid to the Purchaser (the Food Stamp Fees ) under the food stamp contracts listed on Schedule 2.2(d) hereof (the Food Stamp Contracts ) does not exceed One Million Four Hundred Thousand Dollars ($1,400,000) (the Food Stamp Target ) for a Target Period (as
     defined below), the Annual Payment with respect to such Target Period shall be reduced by a percentage equal to the percentage of the Food Stamp Target represented by the difference between the Food Stamp Target and the amount of Food Stamp Fees earned during such Target Period from such Food Stamp Contracts; provided, further, that if a
                                            --------  -------
     Food Stamp Contract or Contracts should be terminated as a result of a rebidding process or as a result of a default in the performance thereunder by Purchaser, the Food Stamp Target shall be reduced by the monthly average amount of Food Stamp Fees earned from such terminated Food Stamp Contract or Contracts during the last twelve (12) full calendar months of operation thereunder, (x) for the Target Period in which any such Food Stamp Contract is terminated, multiplied by the number of full calendar months remaining in such Target Period and (y)
                                    ---------
     for each subsequent Target Period, multiplied by twelve (12); provided, further, that if a Food Stamp Contract or Contracts should
     --------  -------
     be terminated as a result of a decision by a contracting agency (an
      Agency Decision ) to (i) eliminate food stamp benefits; (ii) elect to distribute food stamp benefits on an in-house basis; or (iii) alter the manner in which food stamps are distributed as to eliminate check-cashing stores such as the Stores as a viable distribution alternative, the Food Stamp Target shall not be reduced as a result of such termination resulting from any Agency Decision.

               For purposes of this Section 2.2(d), a Target Period shall be the twelve (12) month period commencing on the first day of the month following the Closing Date and ending on the first anniversary of the first day of the month following the Closing Date, and each of the three (3) successive twelve (12) month periods commencing on the first, second and third anniversaries of the first day of the month following the Closing Date, respectively, and ending on the next anniversary thereof.

               2.3  Lease Consent Escrow.  Notwithstanding the provisions
                    --------------------
     of Sections 2.2(b), in the event that on the Closing Date the condition set forth in Section 7.1(i) shall not have been satisfied, and notwithstanding such circumstance Purchaser shall elect to proceed with the Closing, the Purchaser may place into escrow (with an escrow agent and pursuant to a written escrow agreement containing terms and provisions reasonably satisfactory to the parties and their respective counsel) the certificate representing the shares of Holdings Stock to be delivered pursuant to Section 2.2(b). Such certificate shall be released to CND upon the satisfaction of the Minimum Lease Condition or the date that is one year from the Closing Date, provided, however, that in the event active proceedings to terminate Purchasers occupancy of the leased premises are commenced with respect to more than five Real Property Leases ( Excess Termination Proceedings ) within such one year period, then the Purchase Price shall be reduced by the sum of $75,000.00 for each Excess Termination Proceeding and the number of shares of Holdings Stock issued to Purchaser shall be reduced by a number obtained by dividing the reduction in the Purchase Price by the Deemed Value, the remaining shares of Holdings Stock shall be distributed to
     CND and the Purchase Price shall be adjusted accordingly.   In the
     event of a Closing at which the condition in Section 7.1(i) has not been satisfied, the provisions of this Section 2.3 shall be the sole remedy of Purchaser for CND s failure to satisfy such condition.


                                   ARTICLE III

                                     CLOSING

              3.1   Closing Date.  Subject to the satisfaction of the
                    ------------
     conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Assets provided for in Section 1.1 hereof (the "Closing") shall take place at 10:00 A.M. at the offices of Wolf, Block, Schorr and Solis-Cohen, located at the Packard Building, 15th and Chestnut Streets, Philadelphia, Pennsylvania 19102 (or at such other place as the parties may designate in writing) on November 14, 1996, or on such other date as CND and the Purchaser may jointly designate in writing. The date on which the Closing is held is referred to in this Agreement as the "Closing Date.

               3.2  Termination of Agreement.  This Agreement may be
                    ------------------------
     terminated prior to the Closing as follows:

                    (a) At the election of either CND or the Purchaser on or after November 30, 1996, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in breach of this Agreement or otherwise in default of any of its obligations hereunder;

                    (b) by mutual written consent of CND and the Purchaser; or

                    (c) by CND or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

               3.3  Procedure Upon Termination.  In the event of
                    --------------------------
     termination of this Agreement pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given by the terminating party to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by the Purchaser or CND. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

               3.4  Effect of Termination.  In the event that this
                    ---------------------
     Agreement is validly terminated as provided herein, then the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, CND or any Shareholder; provided, further, however, that nothing in this Section 3.4 shall
     --------  -------  -------
     relieve any party hereto of any liability for a breach of this Agreement, provided, further that any confidentiality agreements shall survive the termination of this Agreement .


                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF CND AND THE SHAREHOLDERS

               CND represents and warrants to Purchaser, and the Shareholders individually represent and warrant solely as to Section
     4.30 to Purchaser, as follows:

              4.1   Organization and Good Standing.  CND is a corporation
                    ------------------------------
     duly organized, validly existing and in good standing under the laws of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. CND is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

              4.2   Authorization of Agreement.  CND and each other party
                    --------------------------
     hereto (other than Purchaser) has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Noncompetition Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Person in connection with the consummation of the transactions contemplated by this Agreement (collectively, the Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by CND and each other party thereto (other than Purchaser) and (assuming the due authorization, execution and delivery by Purchaser if a party thereto) this Agreement and each of the Seller Documents constitute the legal, valid and binding obligations of CND and each other party thereto (other than Purchaser), enforceable against such Person in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

              4.3   Capitalization.
                    --------------
                    (a) The authorized capital stock of CND consists of 10,000 shares of common stock (the Common Stock"). There are four thousand (4,000) shares of Common Stock issued and outstanding. All of the issued and outstanding shares of Common Stock are owned, beneficially and of record, by the Shareholders.

              4.4   Subsidiaries and Other Interests.  CND does not have
                    --------------------------------
     any Subsidiaries and does not own any equity interests in any Person.

              4.5   Corporate Records.  CND has delivered to the Purchaser
                    -----------------
     true, correct and complete copies of the articles of incorporation (certified by the Secretary of State of California) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) of CND.

              4.6   Conflicts; Consents of Third Parties.
                    ------------------------------------
                    (a) None of the execution and delivery by CND or the Shareholders of this Agreement and the Seller Documents, the consummation by each of CND and the Shareholders of the transactions contemplated hereby and thereby, or compliance by CND or the Shareholders with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the articles of incorporation or by-laws of CND; (ii) except as set forth on Schedule 4.6, conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, deed of trust, indenture, license, lease, agreement or other instrument or obligation to which CND or any Shareholder is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which CND or any Shareholder is bound; or (iv) result in the creation of any Lien upon the properties or assets of CND or any Shareholder.

                    (b) Except as set forth on Schedule 4.6, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with or notification to, any Person or Governmental Body is required on the part of CND or any Shareholder in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by CND or any Shareholder, as the case may be, with any of the provisions hereof or thereof.

              4.7   Ownership and Transfer of Assets.   CND is the owner of
                    --------------------------------
     all the Assets, free and clear of any and all Liens (other than Permitted Exceptions). CND has the power and authority to sell, transfer, assign and deliver all such Assets as provided in this Agreement. Upon the consummation of the Closing, CND will have conveyed to Purchaser good and marketable title to all of the Assets, free and clear of all Liens (other than Permitted Exceptions).

              4.8   Financial Statements.  CND has delivered to the
                    --------------------
     Purchaser copies of (i) the unaudited balance sheets of CND as of December 31, 1993, 1994 and 1995 and the related unaudited statements of income and of cash flows of CND for the years then ended and (ii) the unaudited consolidated balance sheet of CND as of June 30, 1996 and the related unaudited consolidated statement of income and cash flow of CND for the period then ended (such unaudited statements, including the related notes and schedules thereto, are referred to herein as the "Financial Statements"). Each of the Financial Statements is complete and correct in all material respects, has been prepared on a tax-accrual basis substantially in accordance with GAAP (subject to normal year-end adjustments in the case of the unaudited statements) and in conformity with the practices consistently applied by CND without modification of the accounting principles used in the preparation thereof, and presents fairly in accordance with GAAP the financial position, results of operations and cash flows of CND as of the dates and for the periods indicated.

               For the purposes hereof, the unaudited balance sheet of CND as of June 30, 1996 is referred to as the "Balance Sheet" and June 30, 1996 is referred to as the "Balance Sheet Date".

              4.9   No Undisclosed Liabilities.  Except as set forth on
                    --------------------------
     Schedule 4.9, CND has no indebtedness, obligations or liabilities of any kind (whether absolute, contingent or otherwise, and whether due or to become due) which are not reflected on the Balance Sheet other than such indebtedness, obligations or liabilities (i) as were incurred in the ordinary and usual course of business consistent with its past practices since the Balance Sheet Date, (ii) existing pursuant to any contract or agreement disclosed on Schedules 4.12(a)(1), 4.12(a)(2), 4.13 or 4.15 (or any contract or agreement not required to be disclosed thereon because such contract or agreement was not of the type required to be disclosed thereon) or (iii) which will be repaid or discharged prior to the Closing.

              4.10  Absence of Certain Developments.  Except as expressly
                    -------------------------------
     required by this Agreement or as set forth on Schedule 4.10, since the Balance Sheet Date:

                      (i) there has not been any Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Material Adverse Change;

                     (ii) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of CND having a replacement cost of more than Ten Thousand Dollars ($10,000) for any single loss or Twenty-Five Thousand Dollars ($25,000) for all such losses;

                    (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of CND or any repurchase, redemption or other acquisition by CND of any outstanding shares of capital stock or other securities of, or other ownership interest in, CND;

                     (iv) CND has not awarded or paid any bonuses to employees of CND with respect to the fiscal year ended December 31, 1995, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of CND's directors, officers, employees, agents or representatives or increased or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of CND, including coverage or contributions required or permitted under the terms of any Employee Benefit Plan or required under any applicable law, rule or regulation);

                      (v)  there has not been any change by CND in
     accounting or Tax reporting principles, methods or policies;

                     (vi) CND has not entered into any transaction or Contract or conducted its business other than in the ordinary course consistent with past practice;

                    (vii) CND has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

                   (viii) CND has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate of CND;

                     (ix) CND has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

                      (x) CND has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to CND or which is permitted or required under the terms of any Employee Benefit Plan or required under any applicable law, rule, or regulation and which in the aggregate would not be material to CND;

                     (xi) CND has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, would not be material to CND;

                    (xii) CND has not made or committed to make any capital expenditures or capital additions or betterments in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate;

                   (xiii) CND has not entered into any transaction, arrangement or agreement with any of its Affiliates;

                    (xiv) CND has not instituted or settled any material Legal Proceeding; and

                     (xv) CND has not agreed to do anything set forth in this Section 4.10.

              4.11  Taxes.
                    -----
                    (a) All Tax Returns required to be filed by or with respect to CND or its assets have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, complete and correct in all material respects. CND has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for periods covered by such Tax Returns. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not due or owing, CND has made sufficient current accruals for such Taxes in its Financial Statements as of December 31, 1995.

                    (b) CND has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

                    (c) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to CND for any taxable period.

                    (d) All deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering or including CND have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor has CND received any notice from any taxing authority that it intends to conduct such an audit or investigation.

                    (e)  CND is not a foreign person within the meaning of
     Section 1445 of the Code.

                    (f) No claim has been made by a taxing authority in a jurisdiction where CND does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

                    (g) No property owned on the Closing Date by CND will be required to be treated as being (i) owned by another Person pursuant to the provisions of Section l68(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                    (h) No property owned on the Closing Date by CND is subject to a Section 467 rental agreement.

                    (i) CND is not a party to any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

                    (j) The performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an excess parachute payment" within the meaning of Section 280G of the Code.

                    (k) There are no liens with respect to Taxes upon any of the assets of CND.

                    (l) CND has never been a member of an affiliated group of corporations filing a consolidated, combined or unitary Tax Return.

              4.12  Real Property.
                    -------------
                    (a) Schedule 4.12(a)(1) sets forth a complete list of all real property and interests in real property leased by CND (individually, a "Real Property Lease" and the real properties specified in such leases being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Stores and which are necessary for the continued operation of the business of the Stores as the business is currently conducted. Except as set forth on Schedule 4.12(a)(2), to the best of CND's knowledge, the premises leased pursuant to the Real Property Leases comply with all building, fire, zoning and other ordinances and regulations applicable thereto. CND has paid all rent, additional rent and/or other charges reserved and payable under each of the Real Property Leases to the extent so payable as of the date hereof. CND has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); CND has not caused an event of default or received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by CND under any of the Real Property Leases; and none of the landlords in respect of the Real Property Leases has caused an event of default that with notice or lapse of time, or both, would constitute a default by any one of such landlords under any of the Real Property Leases. Except as set forth on Schedule 4.12(a)(3), there is no management agreement, equipment lease, service contract or other contract or agreement to which CND is a party affecting any Company Property (collectively, "Property Contracts") which (i) was not made in the ordinary course of business, (ii) is not terminable upon thirty (30) days' prior notice by CND without payment of a premium or penalty or (iii) requires payments in excess of an amount that, if added to the monthly payment obligations of all other Property Contracts in respect of such Company Property, would cause the aggregate amount of all monthly payment obligations in respect of all Property Contracts for such Company Property to exceed One Thousand Dollars ($1,000) with respect to a Real Property Lease. CND has delivered to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. CND presently owns and operates the Stores, which includes the check cashing stores at the locations set forth on Schedule 4.12(a)(1).

                    (b) CND has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and CND has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

                    (c) Except as set forth on Schedule 4.12(c), there does not exist any actual or, to the best Knowledge of CND, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof and CND has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

                    (d) CND has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

                    (e) CND does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other Contract right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

                    (f) CND does not own or hold in fee any real property with respect to the Stores.

              4.13  Tangible Personal Property.
                    --------------------------
                    (a) Schedule 4.13 sets forth all leases of personal property ("Personal Property Leases") relating to personal property used in the business of CND or to which CND is a party or by which the properties or assets of CND is bound, which involve the annual expenditure of more than Five Hundred Dollars ($500) individually or Two Thousand Dollars ($2,000) in the aggregate. CND has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

                    (b) CND has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by CND, or, to the best Knowledge of CND, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.

                    (c) CND has good and marketable title to all of the items of tangible personal property reflected on its Balance Sheet (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens, other than the Permitted Exceptions.

              4.14  Intangible Property.  Schedule 4.14 contains a complete
                    -------------------
     and correct list of each patent, trademark, trade name, service mark and copyright owned or used by CND as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4.14, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Liens and is in good standing and not the subject of any challenge. There have been no claims made and CND has not received any notice or otherwise knows or has reason to believe that any of the foregoing is invalid or conflicts with the asserted rights of others. CND possesses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any known conflict with the rights of others and CND has not forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of its business as conducted on the date hereof. CND is not under any obligation to pay any royalties or similar payments in connection with any license to any Affiliate of CND.

              4.15  Material Contracts.  Schedule 4.15 sets forth each of
                    ------------------
     the following Contracts to which CND is a party or by which it is bound (collectively, the "Material Contracts"): (i) Contracts with any Shareholder (or any Affiliates of any Shareholder) or any current or former officer or director of CND; (ii) Contracts with any labor union or association representing any employee of CND; (iii) Contracts pursuant to which any Person is required to purchase or sell a stated portion of its requirements or output from or to another Person;
     (iv) Contracts for the sale of any of the assets of CND other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets; (v) partnership or joint venture agreements; (vi) Contracts containing covenants of CND or any of its Affiliates not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with CND in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by CND of any operating business or the capital stock of any other Person;
     (viii) Contracts relating to the borrowing of money; or (ix) any other Contracts, other than Real Property Leases, which involve the expenditure of more than Fifteen Thousand Dollars ($15,000) in the aggregate or Five Thousand Dollars ($5,000) annually or require performance by any party more than one year from the date hereof. There have been made available to Purchaser true and complete copies of each of the Material Contracts. Except as set forth on Schedule 4.15, each of the Material Contracts and other agreements is in full force and effect and is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on
     Schedule 4.15, CND is not in default in any material respect under any Material Contracts, nor, to the Knowledge of CND, is any other party to any Material Contract in default thereunder in any material respect. "Assumed Contracts" shall include (i) all Real Property Leases and (ii) the Material Contracts marked on Schedule 4.15 with an asterisk (*). Any Assumed Contract to be transferred to Purchaser at Closing may be so transferred and will not cause a default or violation thereunder, other than defaults or violations arising from the failure to obtain consent to transfer required pursuant to Section
     4.6 and Section 7.1(i).

              4.16  Employee Benefits.  Schedule 4.16(a) set forth a
                    -----------------
     complete and correct list of (i) all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, life insurance, scholarship or other employee benefit plan, program or arrangement maintained by CND or to which CND has any liability (contingent or otherwise) with respect to employees, officers, directors or shareholders of CND ("Employee Benefit Plans"). None of the Employee Benefit Plans constitutes a multiple employer plan as defined in Section 4063 and 4064 of ERISA ("Multiple Employer Plans"), (ii) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) ("Multiemployer Plans"),
     (iii) a "benefit plan", within the meaning of Section 5000(b)(l) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at the former employee's or his beneficiary's sole expense), (iv) a defined benefit plan that is subject to Title IV of ERISA or (v) a plan or arrangement which provides continuing medical, life insurance or other welfare benefits after termination of employment other than as required by Section 4980B of the Code. A complete and accurate copy of each Employee Benefit Plan has been provided to Purchaser. All contributions to the Employee Benefit Plans and 412 Plans that may have been required to be made under such plans and, when applicable, Section 302 of ERISA and
     Section 412 of the Code, have been timely made.

              4.17  Labor.
                    -----
                    (a) CND is not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of CND.

                    (b) No employees of CND are represented by any labor organization. No labor organization or group of employees of CND has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the best Knowledge of CND, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving CND pending or, to the best Knowledge of CND, threatened by any labor organization or group of employees of CND.

                    (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the best Knowledge of CND, threatened against or involving CND. There are no unfair labor practice charges, grievances or complaints pending or, to the best Knowledge of CND, threatened by or on behalf of any employee or group of employees of CND.

              4.18  Litigation.  Except as set forth in Schedule 4.18,
                    ----------
     there is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of CND, overtly threatened against CND (or to the Knowledge of CND, pending or threatened, against any of the officers, directors or key employees of CND with respect to their business activities on behalf of CND), or to which CND is otherwise a party, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the Knowledge of CND, is there any reasonable basis for any such action, proceeding, or investigation. CND is not subject to any judgment, Order or decree of any court or Governmental Body and CND is not engaged in any legal action to recover monies due it or for damages sustained by it.

               4.19  Compliance with Laws.  CND possesses all Licenses of
                     --------------------
     and from all Governmental Bodies necessary to own or lease its respective properties and assets and to conduct the business in which it is engaged, which licenses are listed on Schedule 4.19. Except as set forth on Schedule 4.19, no proceeding has been threatened or commenced which seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any License. CND is currently, and at all times has been, in material compliance with all Laws applicable to it including, without limitation, all applicable banking Laws. Neither CND nor any of its directors, officers, employees or representatives has offered, proposed, promised or made any illegal payment to officers, employees or representatives of any Governmental Body, or engaged in any illegal reciprocal practices or made any illegal payment or given any other illegal consideration to any third party.

               4.20  Environmental Matters.  Except as set forth on
                     ---------------------
     Schedule 4.20 hereto:

                    (a) the operations of CND, to the Knowledge of CND, are and have been and are in substantial compliance with all applicable Environmental Laws and all permits, licenses or other authorizations issued pursuant to applicable Environmental Laws ("Environmental Permits");

                    (b) CND has obtained all Environmental Permits necessary to operate its business and is in substantial compliance with such Environmental Permits;

                    (c) CND is not the subject of any outstanding written order, agreement or Contract with any Governmental Body or Person respecting (i) Environmental Laws, (ii) Remedial Action or
     (iii) any Release or threatened Release of a Hazardous Material;

                    (d) CND has not received any written communication alleging that CND or the operations thereof may be in violation of any Environmental Law or any Environmental Permit, or may have any liability under any Environmental Law;

                    (e) to the Knowledge of CND, no unpermitted or unlawful Release of any Hazardous Materials has occurred at any of the Company Properties or off-site so as to adversely affect the Company Properties;

                    (f) there are no legal or administrative proceedings pending or, to the Knowledge of CND, threatened against CND alleging the violation of or seeking to impose liability pursuant to Environmental Laws;

                    (g)  to the Knowledge of CND, there are no
     investigations of the business, operations or currently or previously owned, operated or leased property of CND pending or threatened which could lead to the imposition of any liability pursuant to Environmental Laws;

                    (h) to the Knowledge of CND, there are not located at any of the Company Properties any (i) underground storage tanks, (ii) asbestos-containing material or (iii) equipment containing polychlorinated biphenyls in quantities requiring record keeping pursuant to the Toxic Substances Control Act; and

                    (i) CND has provided to the Purchaser copies of all environmentally related audits, studies, reports, analyses and results of investigations in its or the Shareholder's possession, custody or control that have been performed with respect to the currently or previously owned, leased or operated properties of CND.

               4.21  Insurance.  Schedule 4.21 sets forth a complete and
                     ---------
     accurate list of all policies of insurance of any kind or nature covering CND or any of its employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect and CND is not in default of any provision thereof.

               4.22  Payables.  All accounts payable of CND reflected in
                     --------
     its Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable.

               4.23  Related Party Transactions.  Except as set forth on
                     --------------------------
     Schedule 4.23, CND has not borrowed any moneys from and has no outstanding indebtedness or other similar obligations to any Shareholder or any of their respective Affiliates. Except as set forth in Schedule 4.23, none of CND, or any of its officers, employees or Affiliates (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of CND, (B) engaged in a business related to the business of CND or (C) a participant in any transaction to which CND is a party or (ii) is a party to any Contract or transaction with CND. Since the Balance Sheet Date, CND has not entered into any transactions with any Affiliate.

               4.24  ADA Matters.  Neither CND nor Leonard has received any
                     -----------
     notification regarding any real property which is the subject of any of the Real Property Leases which would require that the lessee under any such Real Property Lease make any additions, renovations or improvements to such property pursuant to the terms of the Americans With Disabilities Act ("ADA") or otherwise.

               4.25  Banks.  Schedule 4.25 contains a complete and correct
                     -----
     list of the names and locations of all banks in which CND has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.25, no person holds a power of attorney to act on behalf of CND.

               4.26  No Misrepresentation.  No representation or warranty
                     --------------------
     of CND or the Shareholder contained in this Agreement or in any schedule hereto or in any certificate or other agreement or instrument furnished by CND or any Shareholder to the Purchaser pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

               4.27  Financial Advisors.  Except as set forth on Schedule
                     ------------------
     4.27, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for CND or any Shareholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

               4.28  CND's Solvency and Obligations.  The obligations
                     ------------------------------
     incurred by CND pursuant to this Agreement or in connection with the sale of the Stores will not render CND insolvent within the meaning of the United States Bankruptcy Code, other applicable federal law or applicable state law, including, without limitation, the laws of the State of California. Every obligation incurred by CND pursuant to this Agreement or in connection with the sale of the assets sold by it hereunder has been incurred for fair consideration. CND acknowledges the receipt of reasonably equivalent value in connection with the sale of the Assets. CND does not intend or believe that it will incur debts beyond its ability to pay as they mature in connection with the obligations incurred pursuant to this Agreement or in connection with the sale of the Assets. CND has no actual intent to hinder, delay or defraud either present or future creditors by incurring obligations pursuant to this Agreement or in connection with the sale of the Assets. The property remaining in CND's possession after the sale of the Assets does not constitute unreasonably small capital for CND. Upon and after the Closing, CND shall have sufficient capital to carry on the business and the transactions in which it intends to engage, and is now, and shall be after Closing, solvent and able to pay its debts as they mature.

               4.29  Name.  "Cash-N-Dash," "Cash-N-Dash Check Cashing" and
                     ----
      Cash-N-Dash Lending are the only names used by CND in the operation of the Stores.

               4.30  Investment Intention.  CND, and each Shareholder which
                     --------------------
     CND may designate to receive shares of Holdings Stock, is acquiring the Holdings Stock for its own account, for investment purposes only and not with a view to the resale or distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the
      Securities Act )) thereof. CND and each such Shareholder understands that the shares of Holdings Stock received by it will not have been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. CND and each such Shareholder hereby acknowledges that the certificates delivered to it evidencing the shares of Holdings Stock shall be legended as indicated in the previous sentence and as provided in the Shareholders Agreement. CND and each such Shareholder is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PURCHASER

               The Purchaser hereby represents and warrants to CND that:

               5.1  Organization and Good Standing.  The Purchaser is a
                    ------------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of New York and will at Closing be duly qualified to do business in California.

               5.2  Authorization of Agreement.  The Purchaser has full
                    --------------------------
     corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authored by all necessary corporate action on behalf of the Purchaser. This Agreement and each Purchaser Document has been duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Purchaser Document when so executed and delivered constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               5.3  Conflicts: Consents of Third Parties.
                    ------------------------------------
                    (a) Except as set forth on Schedule 5.3 hereto, none of the execution and delivery by the Purchaser of this Agreement and of the Purchaser Documents, the consummation by the Purchaser of the transactions contemplated hereby and thereby or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of the Purchaser, (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets is bound or (iii) violate any statute, rule, regulation, judgment or Order of any Governmental Body by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby and thereby.

                    (b) Except as set forth on Schedule 5.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

               5.4   Litigation.  There are no Legal Proceedings pending
                     ----------
     or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

               5.5  Financial Advisors.  No Person has acted, directly or
                    ------------------
     indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

               5.6  Purchaser's Solvency and Obligations.  The obligations
                    ------------------------------------
     incurred by Purchaser pursuant to this Agreement or in connection with the purchase of the Stores will not render Purchaser insolvent within the meaning of the United States Bankruptcy Code, other applicable federal law or applicable state law, including, without limitation, the laws of the States of California or New York. Every obligation incurred by Purchaser pursuant to this Agreement or in connection with the purchase of the Assets purchased hereunder has been incurred for fair consideration. Purchaser acknowledges the receipt of reasonably equivalent value in connection with the purchase of the Assets. Purchaser does not intend or believe that it will incur debts beyond its ability to pay as they mature in connection with the obligations incurred pursuant to this Agreement or in connection with the purchase of the Assets. Purchaser has no actual intent to hinder, delay or defraud either present or future creditors by incurring obligations pursuant to this Agreement or in connection with the purchase of the Assets. The property remaining in Purchaser's possession after the purchase of the Assets does not constitute unreasonably small capital for Purchaser. Upon and after the closing, Purchaser shall have sufficient capital to carry on the business and the transactions in which it intends to engage, and is now, and shall be after closing, solvent and able to pay it debts as they mature.

               5.7  Purchaser's Group Medical Plans.  The Purchaser's
                    -------------------------------
     applicable group medical plans will not exclude coverage of any employees of CND who (i) participate in CND's group medical plan, (ii) receive and accept an offer of employment from Purchaser, and (iii) properly enroll in Purchaser's applicable group medical plans during an open enrollment period established by the Purchaser following the Closing Date on the basis of any preexisting medical conditions of any such employee (other than exclusions provided under CND's group medical plan).


                                   ARTICLE VI

                                    COVENANTS

               6.1  Effect of Investigation.  Each of CND and each
                    -----------------------
     Shareholder agrees that no investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of CND or the Shareholders contained in this Agreement or the Seller Documents.

               6.2  Consents.  To the extent any of the approvals, consents
                    --------
     or waivers required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.6(b) hereof, have not been obtained by CND as of the Closing with respect to any Assumed Contracts, CND shall use its best efforts to do the following:

                      (i) cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Assumed Contracts to the Purchaser as long as the Purchaser promptly reimburses CND for all out-of-pocket payments or charges made by CND in connection therewith; and

                     (ii) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any and all rights of CND arising from such interest against the other party or parties thereto (including the right to elect to terminate such interest in accordance with the terms thereof upon the written advice of the Purchaser).

               6.3  Preservation of Records.  Subject to Section 6.9(c)
                    -----------------------
     hereof (relating to the preservation of Tax records), CND and Purchaser agree that each of them shall preserve and keep the records held by them relating to the business of CND for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of CND or Purchaser or any of their respective Affiliates or in order to enable CND or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event either CND or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice. In the event of the dissolution, liquidation, merger, consolidation or sale of CND by the Shareholders, CND shall, at its election, (i) deliver to Purchaser such records as are required to be preserved by CND under this Agreement or (ii) make arrangements for the retention of such records by Leonard for the periods required under this Agreement, and Leonard shall preserve and keep such records on behalf of CND.

               6.4  Publicity.  Neither CND, the Shareholders nor Purchaser
                    ---------
     shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other parties with respect to the text thereof.

               6.5  Use of Name.  CND hereby agrees that upon the
                    -----------
     consummation of the transactions contemplated hereby, the Purchaser shall have the sole right (vis-a-vis CND, the Shareholders and any of their respective Affiliates) to the use of the names Cash-N-Dash,
      Cash-N-Dash Check Cashing and Cash-N-Dash Lending, and CND shall not, and shall not cause or permit any Affiliate to, use such names or any variation or simulation thereof in any business or manner, either involving check cashing or otherwise. CND shall (and the Shareholders shall cause CND Lending, Inc. ( Lending ) to) change its name, and thereafter to never use its name, by filing an amendment to its articles of incorporation as soon as practicable after the Closing
     Date and thereafter never utilize the name  Cash-N-Dash,   Cash-N-Dash
     Check Cashing,   Cash-N-Dash Lending  or any derivative or variation
     thereof. CND shall (and, if applicable, the Shareholders shall cause Lending to) assign to Purchaser, cancel or relinquish any fictitious name registration held by it
     concerning the name  Cash-N-Dash,   Cash-N-Dash Check Cashing,   Cash-
     N-Dash Lending  or any derivation thereof.

               6.6  Environmental Matters.  CND shall identify the
                    ---------------------
     Environmental Permits required by Purchaser to operate the business of CND and shall promptly file all materials required under Environmental Laws (including, without limitation, foreign or state property transfer laws such as the Industrial Site Recovery Act) and all requests required for the issuance, transfer or reissuance to Purchaser of Permits necessary to conduct CND's business prior to the Closing Date.

               6.7  Noncompetition Agreements.  Each Shareholder and CND
                    -------------------------
     hereby agrees that, on or prior to the Closing Date, each of them shall execute and deliver to Purchaser the Noncompetition Agreement substantially in the form of Exhibit A hereto.

               6.8  Employee Benefits and Employment.
                    --------------------------------
                    (a) CND shall be fully and solely responsible for each of the Employee Benefit Plans pursuant to their terms, including all liabilities that arise under Part 6 of Title I of ERISA or Section 4980B of the Code as a result of or following the consummation of the transactions contemplated by this Agreement.

                    (b) CND shall deliver to Purchaser at least 5 Business Days prior to the Closing Date a complete and correct list of all employees of CND (the "Employees") setting forth their names, employment position, salary or hourly wage rate, location as of the end of the then most recently completed month and separately identifying those Employees who were actively employed on such date ("Active Employees") and those Employees who were not actively employed on such date (i.e., were absent due to disability, sickness or leave of absence) (the "Inactive Employees"). The Purchaser may offer employment or continued employment on an "at-will" basis and at other terms and conditions determined by the Purchaser in its sole discretion to any Active or Inactive Employees it selects in its sole discretion, and Purchaser shall have full responsibility for any claims, liabilities, obligations, costs and expenses (including reasonable attorneys' fees) arising from or relating to the employment after the Closing Date of Employees who accept Purchaser's offer of employment upon the terms and conditions established by Purchaser.
     CND shall assume all obligations, liabilities, costs and expenses relating to the Employees who are not offered employment by Purchaser. CND hereby agrees to indemnify and hold harmless the Purchaser from and against any and all liabilities, costs and expenses (i) arising out of or based upon or with respect to the employment or termination of employment of any Person prior to or on the Closing Date with CND including, without limitation, any claim with respect to, relating to, arising out of or in connection with discrimination by CND or wrongful discharge (including constructive discharge) and (ii) with respect to, relating to or in connection with Employees who accept Purchaser s offer of employment, all claims with respect to, relating to, arising out of or based upon their employment on or prior to the Closing Date, whether a claim is made before, on or after the Closing Date.

                    (c) Purchaser shall indemnify CND in respect of any and all liabilities or penalties under the Worker Adjustment and Retraining Notification Act ("WARN") resulting from or relating to liability arising under WARN and incurred on or after the Closing Date as a result of a "mass layoff" or "plant closing" as these terms are defined by WARN with respect to Employees on the Closing Date who are not offered employment with the Purchaser and are terminated by CND within ninety (90) days following the Closing Date, provided, however, this sentence s first clause shall only be given effect if CND has not terminated any Employee during the 90-day period prior to the Closing Date.

                    (d) Purchaser agrees that, with respect to all its employee benefit plans (as deemed in Section 3(3) of ERISA) covering any of the Active Employees who receive and accept an offer of employment from the Purchaser, service with CND shall be counted as service with Purchaser for purposes of determining any period of eligibility to participate or to vest in benefits. CND and the Shareholders acknowledge and agree that Purchaser s Monetary Management Corp. Retirement Plan will not accept any rollover distributions from any Employee Benefit Plan of CND.

               6.9  Tax Matters.
                    -----------
                    (a)  Allocation of Purchase Price.  Attached hereto as
                         ----------------------------
     Schedule 6.9 is an allocation of the Purchase Price (including the amount of the Assumed Liabilities) among the Assets and the Noncompetition Agreement which has been prepared in accordance with Section 1060 of the Code. Within one hundred eighty
     (180) days after the Closing Date, Purchaser shall provide to CND copies of Internal Revenue Service Form 8594 and any required exhibits thereto, which shall be prepared by Purchaser in a manner consistent with such Schedule 6.9, (after giving effect to any Purchase Price adjustments required by this Agreement). Purchaser and CND shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation of the Purchase Price and shall take no position contrary thereto.

                    (b)  Preparation of Tax Returns; Payment of Taxes.
                         --------------------------------------------
     After the Closing Date, CND or its Affiliates shall pay all Taxes as levied by any foreign, federal, state, municipal or local taxing authority in any jurisdiction with respect to the ownership, use or leasing of the Assets on or prior to the Closing Date and Purchaser or its Affiliates shall pay all such Taxes with respect to the ownership, use or leasing of the Assets after the Closing Date.

                    (c)  Cooperation with Respect to Tax Returns.  CND and
                         ---------------------------------------
     the Purchaser agree to furnish or cause to be furnished to each other, upon request, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Assets, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided hereunder. With respect to the books and records referred to in the preceding sentence, each of CND and the Purchaser agree to retain any such books and records within its possession until six (6) months after the expiration of the applicable statute of limitations. After such time, CND or the Purchaser, as the case may be, may dispose of such books and records, provided that prior to such disposition, CND or the Purchaser, as the case may be, shall provide the other with a reasonable opportunity to take possession of such books and records, at no cost or expense.

                    (d)  Transfer Taxes.  CND shall be liable for and shall
                         --------------
     pay (and shall indemnify and hold harmless Purchaser against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or government charges (including, without limitation, real property transfer gains taxes, UCC-3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Purchaser or its Affiliates); provided, that Purchaser, on the one hand, and CND, on the other hand, shall each pay fifty percent (50%) of any sales tax obligations arising under the laws and regulations of the State of California in connection with the transactions contemplated by this Agreement. CND hereby agrees to file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

               6.10  Conduct of the Business Pending Closing. Between the
                     ----------------------------------------
     date hereof and the Closing hereunder CND shall, and the Shareholders with respect to subsections (e), (i), (l), (o), (p) and (q) shall cause CND to:

                    (a) not take or suffer or permit any action which would render untrue any of the representations or warranties of the Shareholders and CND herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

                    (b) conduct its business in a good and diligent manner in the ordinary and usual course;

                    (c) not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the provision of services and contracts for the purchase of materials and supplies in the ordinary and usual course of business, and, except as may be required to comply with the terms hereof, not amend, modify or terminate any Real Property Lease, Personal Property Lease or Material Contract without the prior written consent of Purchaser;

                    (d) use their best efforts to preserve CND s business organization intact, except as may be required to comply with the terms hereof, to keep available the services of its employees, and to preserve its relationships with customers, suppliers and others with whom it deals;

                    (e) not reveal, orally or in writing, to any party, other than Purchaser and Purchaser s authorized agents, any of the business procedures and practices, intellectual property or trade secrets followed or utilized by CND in the conduct of its business;

                    (f) maintain in full force and effect all of the insurance policies listed on Schedule 4.21 and make no change in any insurance coverage without the prior written consent of Purchaser;

                    (g) keep the premises occupied by CND and all of CND s equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance;

                    (h) continue to maintain all of CND s usual business books and records in accordance with its past practices and not change its method of accounting;

                    (i) not issue any capital stock or any option, warrant or right relating thereto;

                    (j)  not waive any right or cancel any claim;

                    (k) not increase the compensation or rate of compensation payable to any of CND s employees without the prior written consent of Purchaser;

                    (l) maintain CND s corporate existence and not merge or consolidate CND with any other entity;

                    (m) except as may be required to comply with the terms hereof, comply with all provisions of all Real Property Leases, Personal Property Leases and Material Contracts and all applicable laws, rules and regulations;

                    (n)  not make any capital expenditure;

                    (o) neither discuss nor negotiate with any other person the sale or other transfer of the Assets, or the capital stock of CND;

                    (p)  not amend its articles of incorporation or bylaws;

                    (q) not agree to take any action in violation or contravention of the foregoing provisions of Section 6.10; and

                    (r) not to omit to take any action in violation or contravention of the foregoing provisions of Section 6.10.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

               7.1  Conditions Precedent to Obligations of Purchaser.  The
                    ------------------------------------------------
     obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part):

                    (a) all representations and warranties of CND and the Shareholders contained herein shall be true and correct as of the date hereof;

                    (b) all representations and warranties of CND and the Shareholders contained herein qualified as to materiality shall be true and correct, and the representations and warranties of CND and the Shareholders contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

                    (c) CND and the Shareholders shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

                    (d) the Purchaser shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the President of CND certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

                    (e) there shall not have been or occurred any Material Adverse Change since June 30, 1996;

                    (f) no Legal Proceedings shall have been instituted or threatened or claim or demand made against CND, any Shareholder or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                    (g) CND shall have provided the Purchaser with an affidavit of non-foreign status that complies with Section 1445 of the Code (a "FIRPTA Affidavit");

                    (h) CND shall have furnished, or caused to be furnished, to Purchaser, in form and substance satisfactory to Purchaser, such certificates and other evidence as Purchaser may have reasonably requested as to the satisfaction of the conditions contained in this Section and as to such other matters relating to the representations, warranties, covenants and undertakings in this Agreement as Purchaser may reasonably request;

                    (i) CND shall have obtained consents from sufficient landlords and lessors under each Real Property Lease to satisfy the Minimum Lease Condition;

                    (j) all Real Property Leases between CND and any Shareholder, any Affiliate of any Shareholder, or any Person related to any Shareholder, shall have been amended on terms satisfactory to the Purchaser;

                    (k) CND shall have obtained all consents and waivers referred to in Section 4.6 hereof (other than Real Property Leases which are addressed at Section 7.1(i) hereof), in a form reasonably satisfactory to Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents;

                    (l) CND shall have delivered to Purchaser an amount of $3,500 in reimbursement of the cost of the letter of credit to be provided by Purchaser pursuant to Section 8.2(g);

                    (m) Purchaser shall have received duly executed copies of each of the documents enumerated in Section 8.1; and

                    (n) Purchaser shall have received financing on terms acceptable to Purchaser in its sole discretion.

     Provided that CND has notified Purchaser in writing with reasonable specificity at or before Closing that any condition to Closing has not been satisfied and Purchaser elects to close, then (except as to Section 7.1(i) which is addressed at Section 2.3 hereof) Purchaser shall be deemed to have waived that condition to Closing as well as any claim for breach or noncompliance with the matters specifically described in such writing.

               7.2  Conditions Precedent to Obligations of CND.  The
                    ------------------------------------------
     obligations of CND to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by CND in whole or in part to the extent permitted by applicable law):

                    (a) all representations and warranties of Purchaser contained herein shall be true and correct as of the date hereof;

                    (b) all representations and warranties of Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

                    (c) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by purchaser on or prior to the Closing Date;

                    (d) payment of the amounts specified in Section 2.2 as payable on the Closing Date;

                    (e) CND and the Shareholders shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to CND and the Shareholders) executed by the president or a vice president of Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

                    (f) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

                    (g) CND shall have received duly executed copies of each of the documents enumerated in Section 8.2.


                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

               8.1  Documents to be Delivered by CND.  At the Closing, CND
                    --------------------------------
     (and, in the case of clauses (c) and (j), the Shareholders, and in the case of clauses (a) and (i), Leonard) shall deliver, or cause to be delivered, to the Purchaser the following:

                    (a) the opinion of Lang, Richert & Patch, counsel to CND and Leonard in substantially the form of Exhibit B hereto;

                    (b) copies of all consents referred to in Section 7.1(k) hereof;

                    (c) a Noncompetition Agreement in the form of Exhibit A attached hereto, duly executed by CND and the Shareholders and Barney Whitesell;

                    (d)  a duly executed FIRPTA Affidavit for CND;

                    (e) certificates of good standing with respect to CND issued by the Secretary of State of California;

                    (f) with respect to each of the Real Property Leases, CND shall have delivered to Purchaser a Lease Assignment and Assumption Agreement in the form of Exhibit D hereto.

                    (g) a copy of the Assumption Agreement, substantially in the form of Exhibit E hereto, duly executed by CND;

                    (h) a copy of the Bill of Sale and Assignment of Contracts, substantially in the form of Exhibit F hereto, duly executed by CND;

                    (i) a copy of the Employment Agreement, substantially in the form of Exhibit G hereto, duly executed by Leonard;

                    (j) a copy of the Shareholders Agreement, duly executed by the Shareholders; and

                    (k) such other documents as the Purchaser shall reasonably request, including such other good and sufficient instruments (i) of transfer and conveyance, in form and substance satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser, and to evidence the vesting in Purchaser of good and marketable title to the Assets that are not Real Property Leases and (ii) of assignment, in form and substance satisfactory to Purchaser and its counsel, as shall be necessary or desirable to vest in Purchaser all of CND's rights and interest in any Real Property Lease, in each case, as provided for, and subject to the limitations and exceptions set forth, in this Agreement.

               8.2  Documents to be Delivered by the Purchaser.  At the
                    ------------------------------------------
     Closing, the Purchaser shall deliver to CND the following:

                    (a) evidence of the payments required to be made at Closing pursuant to Section 2.2 hereof;

                    (b) the opinion of Wolf, Block, Schorr and Solis-Cohen, counsel to the Purchaser, in substantially the form of Exhibit C hereto;

                    (c) a stock certificate evidencing 312.5 shares of Holdings Stock or certificates in the aggregate amount of 312.5 shares in such amounts and in such names as shall reasonably be requested by CND;

                    (d) a copy of the Assumption Agreement, substantially in the form of Exhibit E hereto, duly executed by the Purchaser;

                    (e) with respect to each of the Real Property Leases, Purchaser shall have delivered to CND a Lease Assignment and Assumption Agreement in the form of Exhibit D hereto;

                    (f) a copy of the Employment Agreement, substantially in the form of Exhibit G hereto, duly executed by the Purchaser;

                    (g) an irrevocable letter of credit in face amount of $5,100,000 issued by Bank of America in favor of CND, containing terms and conditions reasonably satisfactory to CND and its counsel, securing the payment obligation of Purchaser under
     Section 2.2(c) hereof; and

                    (h) such other documents as CND shall reasonably request.


                                   ARTICLE IX

                                 INDEMNIFICATION

               9.1  Survival.  The representations and warranties of CND,
                    --------
     the Shareholders and Purchaser shall remain operative and in full force and effect for a period of two (2) years after the Closing Date, regardless of any investigation or statement as to the results thereof made by or on behalf of any party hereto; provided, however, that (i)
                                               --------  -------
     the representations and warranties contained in Sections 4.9, 4.17, 4.19, 4.20 and 4.24, as well as the indemnities contained in Sections 9.2(a)(iii) shall remain operative and in full force and effect for a period of four years after the Closing Date, and (ii) the representations and warranties contained in Sections 4.2, 4.4, 4.7, 4.11, 4.16 and 5.2 shall remain operative and in full force and effect until the expiration of 60 days after the applicable statutes of limitation with respect to the matters referred to therein: and provided, further, that any claim based upon a fraudulent or
     --------- -------
     intentional misrepresentation shall survive indefinitely. Notwithstanding anything to the contrary herein, any representation or warranty which is the subject of a claim or dispute which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution and satisfaction thereof.

               9.2  General Indemnification.
                    -----------------------
                    (a) Each of CND and the Shareholders hereby jointly and severally agree to indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

                         (i) the failure of any representation or warranty of CND set forth in this Agreement, any Seller Document or any certificate or instrument delivered by or on behalf of CND pursuant to this Agreement to be true and correct in all respects both on the date hereof and on and as of the Closing Date;

                        (ii)  the breach of any covenant or other
     agreement on the part of CND and the Shareholders under this Agreement or any Seller Document;

                       (iii)  any Excluded Liabilities; or

                        (iv)  the Excluded Assets or the ownership,
     operation, lease or use thereof, or any action taken with respect thereto, by CND or any other Person.

                    (b) Purchaser hereby agrees to indemnify and hold harmless CND and its Affiliates, and their respective directors, officers, employees, agents, successors and assigns from and against and in respect of any and all Losses resulting from, arising out of, based on or relating to:

                         (i) the failure of any representation or warranty of the Purchaser set forth in this Agreement or any Purchaser Document or any certificate and instrument delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct in all respects both on the date hereof and on and as of the Closing Date;

                        (ii)  the breach of any covenant or other
     agreement on the part of the Purchaser under this Agreement or any Purchaser Document; or

                       (iii)  any Assumed Liabilities.

                    (c)  Notwithstanding any other provision to this
     Section 9.2, the liability for a breach of the Non-Competition Agreement or inaccuracy of the representation set forth in Section
     4.30 hereof by any Shareholder shall be limited to the breaching
     Shareholder.

               9.3  Limitations on Indemnification for Breaches of
                    ----------------------------------------------
     Representations and Warranties.
     ------------------------------
                    (a) Subject to Section 9.5 hereof, none of the indemnifying parties shall have any liability under Section 9.2(a)(i) or 9.2(b)(i) hereof unless and until the aggregate amount of Losses subject to indemnification thereunder exceeds Fifty Thousand Dollars ($50,000) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses in excess of Fifty Thousand Dollars ($50,000); provided that the indemnifying party shall be
                        --------
     required to pay the entire amount of any Losses incurred as a result of a breach of any representation or warranty contained in Sections 4.2, 4.4, 4.7 or a breach of the payment obligations set forth in
     Section 2.2 hereof (other than pursuant to an offset by Purchaser).

                    (b)  Other than as provided in Section 9.5,
     notwithstanding anything else contained herein, the total aggregate maximum liability of the Shareholders to Purchaser pursuant to the indemnification provisions set forth in this Section 9, or otherwise for any breach of or failure by CND to fully perform, or any inaccuracy in, any of CND s representations, warranties, covenants or agreements contained in this Agreement or in any schedule, exhibit, certificate, or other instrument furnished by CND under this Agreement (other than the representations and warranties set forth in Sections 4.2, 4.4 and 4.7 and intentional fraudulent acts, omissions and representations), shall not exceed the sum of $2,000,000.00 (the
      Liability Cap ). Nothing contained in this Section 9.2(b) shall affect any offset rights which Purchaser may have against CND for any amounts not yet paid pursuant to Section 2.2(d) hereof or in connection with the Holdings Stock, provided, however, that the Liability Cap shall be reduced by the amount of any such offset.

               9.4  Indemnification Procedures.   For the purposes of
                    --------------------------
     administering the indemnification provisions of Section 9.2, the following procedures shall apply:

                    (a) If an indemnified party shall receive notice of any action or proceeding by a third party which the indemnified party asserts is indemnifiable under Section 9.2 (a "Claim"), the indemnified party shall notify the indemnifying party (the "Indemnitor") of such Claim in writing promptly following the receipt of notice by such indemnifying party of the commencement of such Claim. The failure to give notice as required by this Section 9.4 in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

                    (b) Except as provided in subsection (c) hereof, the Indemnitor shall be entitled to assume the defense or settlement of any Claim of the type referred to in clause (a) hereof (with counsel reasonably satisfactory to the indemnified parties) if the Indemnitor shall provide the indemnified parties a written acknowledgment of its liability to indemnify such indemnified parties against all Losses resulting from, relating to, based on or arising out of such Claim. If the Indemnitor assumes any such defense or settlement, it shall pursue such defense or settlement in good faith. If the Indemnitor fails to elect in writing, within 10 days after the notification referred to above, to assume the defense of any Claim as provided above, the indemnified party may engage counsel to defend, settle or otherwise dispose of such Claim, which counsel shall be reasonably satisfactory to the Indemnitor; provided, however, that the
                                     --------  -------
     indemnified party shall not settle or compromise any such Claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed).

                    (c) Notwithstanding anything to the contrary contained herein, Purchaser shall have the sole right, with counsel reasonably satisfactory to the Indemnitor, to defend any Claim which constitutes a Non-Assumable Claim and no other Party hereto shall be entitled to assume the defense thereof or settle such Non-Assumable Claim as to Purchaser; provided, however, that (i) the indemnified party shall not
                --------  -------
     settle or compromise any such Non-Assumable Claim without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed), (ii) Purchaser shall keep the Indemnitor apprised as to the status of any pending Non-Assumable Claim, and the Indemnitor shall have the right to attend any settlement conferences at its own cost and expense, and (iii) the Indemnitor (and its counsel) shall be entitled to participate, at the cost and expense of the Indemnitor, in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any Non-Assumable Claim for which indemnification is being sought. A "Non-Assumable Claim" means any claim, action or proceeding (i) arising out of or in connection with, or relating to, any violation or asserted violation of any Law, rule, regulation, Order, judgment or decree, (ii) in which a Governmental Body or a quasi-governmental entity is an adverse party in interest, or (iii) seeking injunctive relief, other than (solely in the case of
     (i) and (ii) above) claims related to environmental matters arising pursuant to Sections 4.20; provided, however, that a claim, action or
                                ------------------
     proceeding referred to in clause (i), (ii) or (iii) of this sentence shall only constitute a "Non-Assumable Claim" if Purchaser determines in good faith that such claim, action or proceeding, if adversely determined, could have a material adverse impact on the assets, liabilities, business or operations of Purchaser or any of its Affiliates.

                    (d) In cases where the Indemnitor has elected to assume the defense or settlement with respect to a Claim as provided above, the Indemnitor shall be entitled to assume such defense or settlement provided that: (i) the indemnified party (and its counsel)
                --------
     shall be entitled to continue to participate at its own cost in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought; (ii) the Indemnitor shall not be entitled to settle or compromise any such claim without the consent or agreement of the indemnified party (such consent not to be unreasonably withheld or delayed); and (iii) after written notice by the Indemnitor to the indemnified party of its election to assume control of the defense of any Claim, the Indemnitor shall not be liable to such indemnified party hereunder for any attorneys' fees and disbursements subsequently incurred by such indemnified party in connection therewith.

                    (e)  In the event that a claim or demand for
     indemnification may be made by Purchaser under more than one provision of this Article IX, the Purchaser shall have the option to elect the provision of this Article IX under which it chooses to make such claim or demand for indemnification.

               9.5  Tax Matters.
                    -----------
                    (a) CND and the Shareholders hereby jointly and severally agree to indemnify and hold harmless the Purchaser
     Indemnified Parties from and against any and all Losses resulting from, arising out of, based on or relating to:

                      (i) any breach of any representation, warranty or covenant contained in Sections 4.11 or 6.9 hereof;

                     (ii) any Taxes for which CND is liable pursuant to subsections 6.9(b) or 6.9(d) hereof; and

                    (iii) any Taxes asserted against Purchaser or any of its Affiliates as a result of transferee liability at law or equity arising out of the transactions contemplated hereby.

                    (b)  Any claim for indemnity made under this Section
     9.5 may be made at any time prior to 60 days following the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including extensions).

               9.6  Treatment of Payment.  CND and Purchaser agree to treat
                    --------------------
     any indemnity payment made pursuant to Sections 9.2 or 9.5 of this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

               9.7  Right of Offset.  Without in any way limiting any other
                    ---------------
     rights or remedies Purchaser may have at law or in equity, Purchaser shall have the right to set off against any amounts payable under
     Section 2.2(d) hereof or any dividends, distributions or other payments that Holdings would otherwise be obligated to make in respect of any Holdings Stock held by a Shareholder, the amount of any claim that Purchaser may have for indemnification pursuant to this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

               10.1 Certain Definitions.
                    -------------------
                    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

               "Affiliate" means, with respect to any Person, any other
                ---------
     Person controlling, controlled by or under common control with such Person.

               "Agreed Prepaid Expenses" shall have the meaning ascribed to
                -----------------------
     such term in Section 1.5(b) hereof.

               "Assets" shall have the meaning ascribed to such term in
                ------
     Section 1.1 hereof.

               "Assumed Contracts" shall have the meaning ascribed to such
                -----------------
     term in Section 4.15 hereof.

               "Assumed Liabilities" shall have the meaning ascribed to
                -------------------
     such term in Section 1.5(a) hereof.

               "Assumption Agreement" shall mean an agreement in the form
                --------------------
     of Exhibit E hereto between the Purchaser and CND.

               "Balance Sheet" shall have the meaning ascribed to such term
                -------------
     in Section 4.8 hereof.

               "Balance Sheet Date" shall have the meaning ascribed to such
                ------------------
     term in Section 4.8 hereof.

               "Bill of Sale and Assignment of Contracts" shall mean an
                ----------------------------------------
     agreement in the form of Exhibit F hereto, executed by CND in favor of the Purchaser.

               "Business Day" means any day of the year on which national
                ------------
     banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

               "Closing" shall have the meaning ascribed to such term in
                -------
     Section 3.1 hereof.

               "Closing Date" shall have the meaning ascribed to such term
                ------------
     in Section 3.1 hereof.

               "CND"  shall have the meaning ascribed to such term in the
                ---
     preamble hereto.

               "Code" shall mean the Internal Revenue Code of 1986, as
                ----
     amended.

               "Company" shall have the meaning ascribed to such term in
                -------
     the preamble hereto.

               "Company Property" shall have the meaning ascribed to such
                ----------------
     term in Section 4.12(a) hereof.

               "Consumer Loan" means (i) any Contract (including any
                -------------
     schedule or amendment thereto or assignment, assumption, renewal or renovation thereof) in existence at the time of the Closing and any ancillary agreements relating thereto, which is in the form of any secured or unsecured loan, with respect to which the Company is the lender, secured party or obligee (whether initially or as an assignee) and (ii) any restructuring, modification or extension of any Consumer Loan of the type described in clause (i) hereof.

               "Contract" means any contract, agreement, indenture, note,
                --------
     bond, loan, instrument, lease, commitment or other arrangement or agreement.

               "Credited Liabilities" shall have the meaning ascribed to
                --------------------
     such term in Section 1.5(b) hereof.

               "Employee Benefit Plans" shall have the meaning ascribed to
                ----------------------
     such term in Section 4.16(a) hereof.

               "Employment Agreement" shall mean an agreement in the form
                --------------------
     of Exhibit G hereto between Leonard and Purchaser.

               "Environmental Law" means any foreign, federal, state or
                -----------------
     local law, statute, regulation, code, ordinance, rule of common law or other requirement in any way relating to the protection of human health and safety or the environment as now or hereafter in effect including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.),
                                                                  -- ---
     the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et
                                                                         --
      seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901
      ----
     et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean
     -- ---                                            -- ---
     Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act
                                 -- ----
     (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and
                         -- ---
     Rodenticide Act (7 U.S.C. ss. 136 et seq.), and OSHA, as such laws have
                                       -- ---
     been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous foreign, state or local laws.

               "Environmental Permits" shall have the meaning ascribed to
                ---------------------
     such term in Section 4.20(a) hereof.

               "ERISA" shall have the meaning ascribed to such term in
                -----
     Section 4.16 hereof.

               "ERISA Affiliate" means any trade or business (whether or
                ---------------
     not incorporated) under common control with CND, and which, together with CND, are treated as a single employer within the meaning of
     Section 414(b), (c), (m) or (o) of the Code.

               "Excluded Assets" shall have the meaning ascribed to such
                ---------------
     term in Section 1.3 hereof.

               "Excluded Liabilities" means any and all liabilities or
                --------------------
     obligations of CND of any kind, nature and description, absolute or contingent, known or unknown, existing on, prior to or after the Closing Date (including, without limitation, any liabilities arising under any Environmental Laws and any liabilities relating to Taxes), other than the Assumed Liabilities and the Credited Liabilities referred to in Section 1.5 hereof.

               "Expenses" shall have the meaning ascribed to such term in
                --------
     Section 1.5(b) hereof.

               "Financial Statements" shall have the meaning ascribed to
                --------------------
     such term in Section 4.8 hereof.

               "FIRPTA Affidavit" shall have the meaning ascribed to such
                ----------------
     term in Section 7.1(g) hereof.

                412 Plan  means any pension plan (as defined in Section
                --------
     3(2) of ERISA) which CND or any ERISA Affiliate sponsors or maintains and is covered under Section 412 of the Code or Section 302 of ERISA.

               "GAAP" means United States generally accepted accounting
                ----
     principles as of the date hereof.

               "Governmental Body" means any government or governmental or
                -----------------
     regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

               "Hazardous Material" means any substance, material or waste
                ------------------
     which is regulated by the United States or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste, solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

               "Knowledge" shall mean, with respect to CND, the knowledge
                ---------
     of Thomas L. Leonard and Barney Whitesell.

               "Law" means any federal, state, local or foreign law
                ---
     (including common law), statute, code, ordinance, rule, regulation or other requirement.

               "Lease Assignment and Assumption Agreement" shall mean an
                -----------------------------------------
     agreement in substantially the form of Exhibit D hereto.

               "Legal Proceeding" means any judicial, administrative or
                ----------------
     arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

               "Licenses" shall have the meaning ascribed to such term in
                --------
     Section 1.2(a) hereof.

                Lien  means any lien, pledge, mortgage, deed of trust,
                ----
     security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                Losses  means any and all losses, liabilities (accrued,
                ------
     absolute, contingent or otherwise), suits, proceedings, judgments, awards, demands, settlements, fines, assessments, damages, interest and penalties, and costs and expenses (including without limitation reasonable attorneys' fees and litigation expenses).

               "Material Adverse Change" means any material adverse change
                -----------------------
     in the business, properties, results of operations, prospects or condition (financial or otherwise) of either CND or the Stores.

               "Material Contracts" shall have the meaning ascribed to such
                ------------------
     term in Section 4.15 hereof.

               "Minimum Lease Condition" means that CND shall have obtained
                -----------------------
     consents from the landlords and lessors with respect to at least 27 Real Property Leases; provided, however, that if Purchaser elects to terminate any Lease prior to the expiration of the first anniversary of the Closing Date, then the Minimum Lease Condition shall be reduced by the number of Leases which are terminated.

               "Noncompetition Agreement" shall mean either an agreement in
                ------------------------
     the form attached hereto as Exhibit A among CND, the Shareholders and the Purchaser.

                Order  means any order, injunction, judgment, decree,
                -----
     ruling, writ, assessment or arbitration award.

                OSHA  means the Occupational Safety and Health Act of 1970,
                ----
     as amended, and any other Federal, state or local statute, law, ordinance, code, rule or regulation or judicial or administrative order or decree regulating, relating to or imposing liability or standards of conduct concerning employee safety and/or health, as now or at any time hereafter in effect.

                Permits  means any approvals, authorizations, consents,
                -------
     Licenses, permits or certificates.

               "Permitted Exceptions" means (i) statutory liens for current
                --------------------
     taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business that are not material to the business, operations and financial condition of the property so encumbered or CND; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been
                               --------
     violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.

                Person  means any individual, corporation, partnership,
                ------
     firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

               "Personal Property Lease" shall have the meaning ascribed to
                -----------------------
     such term in Section 4.13(a) hereof.

               "Property Contracts" shall have the meaning ascribed to such
                ------------------
     term in Section 4.12(a) hereof.

               "Purchase Price" shall have the meaning ascribed to such
                --------------
     term in Section 2.1 hereof.

               "Purchaser Documents" shall have the meaning ascribed to
                -------------------
     such term in Section 5.2 hereof.

               "Purchaser Indemnified Parties" shall have the meaning
                -----------------------------
     ascribed to such term in Section 9.2(a) hereof.

               "Real Property Lease" shall have the meaning ascribed to
                -------------------
     such term in Section 4.12(a) hereof.

               "Release" means any release, spill, emission, leaking,
                -------
     pumping, pouring, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

               "Seller Documents" shall have the meaning ascribed to such
                ----------------
     term in Section 4.2 hereof.

               "Shareholders Agreement" means a Shareholders Agreement
                ----------------------
     substantially in the form of that certain Amended and Restated Shareholders Agreement dated as of August 8, 1996 by and among WPG Corporate Development Associates IV, L.P., WPG Corporate Development Associates IV (Overseas), L.P., certain individuals identified in Schedules I and II thereto, GHB Charitable Trust #1, Jeffrey Weiss, Donald F. Gayhardt, Pegasus Partners, L.P., PAG Dollar Investors LCC, General Electric Capital Corporation and Holdings, together with such changes to Article V as Purchaser shall reasonably request.

               "Subsidiary" of a Person means any other Person of which a
                ----------
     majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

               "Taxes" means all taxes, charges, fees, levies, imposts,
                -----
     duties, and other assessments, including but not limited to any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, gains, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, recording, real property, personal property, Federal highway use, commercial rent, environmental, windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, or additions to tax, and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Tax Return.

               "Tax Return" means any return, declaration, report, claim
                ----------
     for refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               "WARN" shall have the meaning ascribed to such term in
                ----
     Section 6.8(c) hereof.

             10.2   Expenses.  Except as otherwise provided in this
                    --------
     Agreement, CND, the Shareholders and the Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

             10.3   Specific Performance.  CND and each Shareholder each
                    --------------------
     acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of CND and the Shareholders under this Agreement, including, without limitation, CND's obligation to sell the Assets to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

             10.4   Further Assurances.  Each of CND, the Shareholders and
                    ------------------
     Purchaser agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

             10.5   Submission to Jurisdiction; Consent to Service of
                    -------------------------------------------------
     Process.
     -------
                    (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the San Francisco, California metropolitan area over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                    (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.9.

                    (c) Each of the parties hereto hereby agrees that with respect to any suit, action, arbitration or other proceeding arising out of a claim or dispute under this Agreement, the

     Seller Documents, the Purchaser Documents and the transactions contemplated hereby and thereby, all depositions and other discovery with respect to or involving the executive officers of Purchaser shall take place in the Philadelphia, Pennsylvania metropolitan area.

             10.6   Entire Agreement; Amendments and Waivers.  This
                    ----------------------------------------
     Agreement (including the schedules and exhibits hereto), the Seller Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or specific Seller Document or Purchaser Document signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement or specific Seller Document or Purchaser Document shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

             10.7   Governing Law.  This Agreement shall be governed by and
                    -------------
     construed in accordance with the laws of the State of California without giving effect to principles of conflicts of law.

             10.8   Table of Contents and Headings.  The table of contents
                    ------------------------------
     and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

             10.9   Notices.  All notices and other communications under
                    -------
     this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

               If to Purchaser:

                    c/o Dollar Financial Group, Inc.
                    Daylesford Plaza, Suite 210
                    1436 Lancaster Avenue
                    Berwyn, Pennsylvania 19312
                    Attention:   Donald F. Gayhardt,
                                 Executive Vice President
                    Telephone No:   (610) 296-3400
                    Telecopy No:    (610) 296-7844

               with a copy to:

                    Wolf, Block, Schorr and Solis-Cohen
                    Twelfth Floor, Packard Building
                    Fifteenth & Chestnut Streets
                    Philadelphia, Pennsylvania  19102
                    Attention:  Mark L. Alderman, Esquire
                    Telephone No: (215) 977-2000
                    Telecopy No:  (215) 977-2334


               If to CND or the Shareholders:

                    Mr. Thomas L. Leonard
                    21781 Brighton Crest Drive
                    Friant, California  93626
                    Telephone No:  (209) 454-8161
                    Telecopy No:   (209) 454-1978

                    and

                    Mr. Barney B. Whitesell
                    1601 Dove Street
                    Suite 200
                    Newport Beach, California 92660
                    Telephone No:   (714) 976-1266
                    Telecopy No:    (714) 263-1059
               with a copy to:

                    Lang, Richert & Patch
                    5200 North Palm Avenue, Fourth Floor
                    Fresno, California  93704
                    Attention: Peter N. Zeitler, Esquire
                    Telephone No:  (209) 228-6700
                    Telecopy No:   (209) 228-6727


             10.10  Severability.  If any provision of this Agreement is
                    ------------
     invalid or unenforceable, the balance of this Agreement shall remain in effect.

             10.11  Binding Effect: Assignment. This Agreement, the Seller
                    --------------------------
     Documents and the Purchaser Documents shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement, any of the Seller Documents or any of the Purchaser Documents shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, any of the Seller Documents or any of the Purchaser Documents except as provided below. No assignment of this Agreement, any of the Seller Documents or any of the Purchaser Documents or of any rights or obligations hereunder or thereunder may be made by any party hereto or thereto without the prior written consent of the other parties hereto or thereto, as the case may be, and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement
           --------  -------
     and any of the Seller Documents or the Purchaser Documents and any or all rights hereunder or thereunder (including, without limitation, the Purchaser's rights to purchase the Assets and the Purchaser's rights to seek indemnification hereunder) (i) to any Affiliate of the Purchaser or (ii) after the Closing, to any purchaser or transferee of any of the Assets transferred to Purchaser hereunder or thereunder. Upon any such permitted assignment, the references in this Agreement or any of the Seller Documents or the Purchaser Documents to Purchaser shall also apply to any such assignee unless the context otherwise requires.

             l0.12  Bulk Transfer Laws.  Purchaser hereby waives compliance
                    ------------------
     by CND with the provision of any so called bulk sale or bulk transfer Laws of any jurisdiction in connection with any of the transactions contemplated hereby. CND and the Shareholders, jointly and severally, hereby indemnify and hold harmless Purchaser against any and all Losses which may be asserted by third parties against Purchaser or any of its Subsidiaries as a result of non-compliance with any such bulk sale or bulk sale or bulk transfer Laws.

             10.13  Counterparts.  This Agreement may be executed by the
                    ------------
     parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.




               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.




                                   DOLLAR FINANCIAL GROUP, INC.



                                   By: /s/ Peter J. Sokolowski
                                      -------------------------
                                      Name: Peter J. Sokolowski
                                      Title: Vice President



                        SIGNATURES CONTINUED ON NEXT PAGE

                                   CASH-N-DASH CHECK CASHING, INC.


                                   By: /s/ Thomas L. Leonard
                                      -------------------------
                                      Name:  Thomas L. Leonard
                                      Title:  President and Chief
                                              Executive Officer



                                    /s/ Thomas L. Leonard
                                   ------------------------------
                                   Thomas L. Leonard



                                    /s/ Louis B. Strasser
                                   ------------------------------
                                   Louis B. Strasser


                                   BARNEY B. AND ARDEN WHITESELL
                                   FAMILY TRUST


                                   By: /s/ Barry Whitesell and
                                       -----------------------
                                       /s/ Arden Whitesell
                                       -----------------------
                                                , as Trustees





                        SIGNATURES CONTINUED ON NEXT PAGE

                     SIGNATURES CONTINUED FROM PREVIOUS PAGE


                                   DEGRAW LIVING TRUST


                                   By:/s/ James M. DeGraw
                                      ---------------------------
                                                     , as Trustee


                                   /s/ Gary J. Whitesell
                                   ------------------------------
                                   Gary J. Whitesell



                                   /s/ Jack K. Whitesell
                                   ------------------------------
                                   Jack K. Whitesell



                                   /s/ Timothy B. Bennett
                                   ------------------------------
                                   Timothy B. Bennett



     NYFS06...:\47\41847\0008\1710\AGRD146H.150

                                                                  EXHIBIT A

                            NON-COMPETITION AGREEMENT
                            -------------------------

               This NON-COMPETITION AGREEMENT is entered into on this ____ day of __________, 1996 between CASH-N-DASH CHECK CASHING, INC., a California corporation (the "Seller"), THOMAS L. LEONARD, LOUIS B. STRASSER, BARNEY B. and ARDEN WHITESELL FAMILY TRUST, DEGRAW LIVING TRUST, GARY J. WHITESELL, JACK K. WHITESELL and TIMOTHY B. BENNETT who collectively own all of the issued and outstanding capital stock of the Seller (the "Shareholders"), and DOLLAR FINANCIAL GROUP, INC., a New York corporation (the "Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, the Seller, the Shareholders and the Purchaser are parties to an Asset Purchase Agreement (the "Asset Purchase Agreement") dated October 22, 1996, pursuant to which Asset Purchase Agreement the Purchaser will acquire all of the Assets (as such term is defined in the Asset Purchase Agreement; all capitalized terms not otherwise defined herein shall have the meaning set forth in the Asset Purchase Agreement) of the Seller; and
               WHEREAS, as a material and significant inducement to the Purchaser to enter into and consummate the transactions contemplated by the Asset Purchase Agreement and in order to protect the Buyer's investment in the Assets, the Seller and the Shareholders have agreed not to compete with the Purchaser in the territory and for the time period specified below.

               NOW, THEREFORE, for the consideration set forth in the Asset Purchase Agreement, and in consideration of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
               1. For a period of five (5) years after the Closing Date, (the "Restricted Period"), the Seller and the Shareholders shall not directly or indirectly (i) engage in (as principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the Counties of Fresno, Kern, Kings, Madera, Merced, Tulare, Tuolomne and Stanislaus, California within a 10-mile radius of any municipality in which a Store is located (the "Restricted Area"), which is involved in business activities which are the same as, similar to or in competition with business activities carried on by the Seller, or being definitely planned by the Seller, on the Closing Date; provided, however, nothing contained in this Section 1 shall prevent the Seller or any Shareholder from holding for investment no more than one percent (1%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system; or (ii) induce or attempt to influence any employee, customer, independent contractor or supplier of the Seller to terminate employment or any other relationship with the Purchaser, either on the Seller s or such Shareholder s own account or for any person, firm, corporation or organization.
               2. Neither the Seller nor any Shareholder shall at any time knowingly take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will associated with the Assets or the good will of the Purchaser, or the business reputation or good name associated with the Assets or the business reputation or good name of the Purchaser, or be otherwise detrimental to the interests associated with the Assets or the interests of the Purchaser, including any action or statement intended, directly or indirectly, to benefit a competitor of the business associated with the Assets or of the Purchaser.
               3. The Seller and each Shareholder acknowledges that the restrictions contained in Sections 1 and 2 above, in view of the business associated with the Assets and in which the Purchaser is engaged, are reasonable and necessary in order to protect the Purchaser's legitimate interests and that any violation thereof would result in irreparable injury to the Purchaser. The Seller and the Shareholders therefore acknowledge that in the event of any violation thereof, the Purchaser shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits and benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled at law or in equity.
               4. In the event that there should be a violation of the restrictions contained in Sections 1 or 2 above, the duration of such restrictions shall be extended for a period of time equal to the period of time during which such breach or breaches shall occur.
               5. In the event that any of the territorial or temporal limitations set forth herein are deemed to be unreasonable by a court of competent jurisdiction or any other proceeding, the parties hereto agree to reduce either said territorial or temporal restriction to limits that such court or such authority in such other proceeding shall deem reasonable.
               6. The existence of any claim or cause of action by the Seller or any Shareholder against the Purchaser, whether predicated on this Agreement, the Asset Purchase Agreement or any of the provisions contained herein or therein, shall not constitute a defense to the enforcement by the Purchaser of the foregoing restrictions, but shall be litigated separately.
               7. All notices, requests, demands and other communications hereunder shall be delivered at the addresses under and pursuant to the provisions of Section 10.9 of the Asset Purchase Agreement.

               8. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.
               9. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of California.
               10. This Agreement may be executed in counterparts, any of which shall be deemed to be an original as against a party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
               11. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege ("Right") under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence.

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                              CASH-N-DASH CHECK CASHING, INC.

                              By:
                                 --------------------------------
                                 Name:
                                 Title:



                              SHAREHOLDERS


                              -----------------------------------
                              Thomas L. Leonard


                              -----------------------------------
                              Louis B. Strasser


                              -----------------------------------
                              _________________, trustee of the
                              Barney B. and Arden Whitesell
                              Family Trust


                              -----------------------------------
                              _________________, trustee of the
                              DeGraw Living Trust


                              -----------------------------------
                              Gary J. Whitesell


                              -----------------------------------
                              Jack K. Whitesell


                              -----------------------------------
                              Timothy B. Bennett


                              DOLLAR FINANCIAL GROUP, INC.

                              By:
                                 --------------------------------
                                 Name:
                                 Title:



     NYFS06...:\47\41847\0008\1710\AGRD146H.590

                                      DRAFT

                                                                EXHIBIT "B"




     Ladies and Gentlemen:

               We have acted as counsel to Cash-N-Dash Check Cashing, Inc., a California corporation ("Seller"), and Thomas L. Leonard, an individual resident in the State of California ("Leonard"), in connection with the transactions contemplated by that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of October 22, 1996 by and among Dollar Financial Group, Inc. (the "Purchaser"), Seller and shareholders of Seller. Capitalized terms used herein, except as otherwise defined, have the respective meanings set forth in the Purchase Agreement.

               In connection with our opinion herein, we have examined executed copies of the Purchase Agreement and other agreements delivered at the Closing (together, the "Agreements") and certain other documents relating to the transaction. We have relied upon the representations and warranties contained in each such document and upon originals or copies, certified or otherwise identified to our satisfaction, of such other documents and statements of officials of Seller as we have deemed relevant to the rendering of this opinion, including, without limitation, articles of incorporation certified by the California Secretary of State, the By-Laws of Seller certified by its secretary, and certain resolutions of the Board of Directors and shareholders of Seller. As to all matters of fact covered by such documents, we have relied, without independent investigation or verification, on such documents. In such examination we have assumed the genuineness of all signatures (other than that of Seller and the Shareholders) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

               In rendering the opinions set forth below, we have assumed the due authorization, execution and delivery of the Agreements by each of the parties thereof (other than by Seller and the Shareholders).

               Whenever a statement herein is qualified by the phrase "to the best of our knowledge" or a similar phrase, the qualification is intended to indicate that, during the course of our examination of any documents, certificates and instruments in

     October 22, 1996
     Page

     the course of this transaction, no information that would give current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have made such examination. However, we have not undertaken any investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of such statement should be drawn from the fact of our representation of Seller and the Shareholders.

               Based upon and subject to the foregoing and subject to the qualifications set forth below, it is our opinion that:

               1. Seller is a corporation duly organized and validly existing under the laws of the State of California and has the corporate power and authority to execute and deliver and to perform its obligations under the Agreements.

               2. Each of the Agreements has been duly authorized, executed and delivered by Seller.

               3. Each of the Agreements has been duly authorized by all necessary corporate action on the part of Seller, as appropriate, and is the valid and binding obligation of Seller and Leonard.

               4. Neither the execution of and delivery by Seller and the Shareholders of the Agreements nor the consummation and performance by Seller and the Shareholders of any of the transactions contemplated thereby violates the Articles of Incorporation or the By-Laws of Seller.

               The opinions expressed above are limited to the Federal Laws of the United States and the law of the State of California.

               We also advise you that we have not been consulted by the Seller in connection with any suit, action or other proceedings against Seller of the Shareholders before any court or governmental agency which seeks to restrain or prohibit, or to obtain damages or other relief in connection with, the Agreements or the consummation of the transactions contemplated thereby, nor are we aware that any such suit, action or other proceedings threatened. We have not conducted any investigation or due diligence in connection with the matters described in this paragraph other than inquiry of the Seller's officers.

     October 22, 1996
     Page

               This opinion is furnished by us at your request for the your sole benefit, and no other person or entity shall be entitled to rely on this opinion without our express written consent. This opinion shall not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent. Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

                                        Very truly yours,



     NYFS06...:\47\41847\0008\1710\EXHD166B.540

                                                                  EXHIBIT C


                       [FORM OF LEGAL OPINION (PURCHASER)]


                                     [DATE]




     Ladies and Gentlemen:

               We have acted as counsel to Dollar Financial Group, Inc., a New York corporation ("Purchaser"), in connection with the transactions contemplated by that certain Asset Purchase Agreement (the "Purchase Agreement") dated as of October 22, 1996 by and among the Purchaser, Cash-N-Dash Check Cashing, Inc. ("CND"), Thomas L. Leonard, Louis B. Strasser, Barney B. and Arden Whitesell Family Trust, DeGraw Living Trust, Gary J. Whitesell, Jack K. Whitesell and Timothy B. Bennett, the shareholders of CND. Capitalized terms used herein, except as otherwise defined, have the respective meanings set forth in the Purchase Agreement.
               In connection with our opinion herein, we have examined executed copies of the Purchase Agreement and the other agreements delivered at Closing (together, the "Agreements"), and certain other documents relating to the transaction. We have relied upon the representations and warranties contained in each such document and upon originals or copies, certified or otherwise identified to our satisfaction, of such other documents and statements of officials of Purchaser as we have deemed relevant to the rendering of this opinion, including, without limitation, certificate of incorporation certified by the New York Secretary of State, the By-Laws of Purchaser certified by its secretary, and certain resolutions of the Board of Directors and shareholders of Purchaser. As to all matters of fact covered by such documents, we have relied, without independent investigation or verification, on such documents. In such examination we have assumed the genuineness of all signatures (other than that of Purchaser) and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
               In rendering the opinions set forth below, we have assumed the due authorization, execution and delivery of the Agreements by each of the parties thereto (other than by Purchaser).
               Whenever a statement herein is qualified by the phrase "to the best of our knowledge" or a similar phrase, the qualification is intended to indicate that, during the course of our examination of any documents, certificates and instruments in the course of this transaction, no information that would give current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in this firm who have made such examination. However, we have not undertaken any investigation to determine the accuracy of such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of Purchaser.
               Based upon and subject to the foregoing and subject to the qualifications set forth below, it is our opinion that:
               1. Purchaser is a corporation duly organized and validly existing under the laws of the State of New York, has the corporate power and authority to execute and deliver and to perform its obligations under the Agreements, and is duly qualified to do business as a foreign corporation in California.
               2. Each of the Agreements has been duly authorized, executed and delivered by Purchaser, as applicable.
               3. Each of the Agreements has been duly authorized by all necessary corporate action on the part of Purchaser, as appropriate, and is the valid and binding obligation of Purchaser, as applicable, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
               4. Neither the execution of and delivery by Purchaser of the Agreements nor the consummation and performance by Purchaser of any of the transactions contemplated thereby (a) requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action with respect to, any governmental authority or agency of the State of New York or the Federal government except those already obtained; or (b) violates any law, governmental rule or regulation of the State of New York or the Federal government or any governmental subdivision thereof; or (c) violates the Certificate of Incorporation or the By-Laws of Purchaser.
               5. To the best of our knowledge, no suit, action or other proceeding against Purchaser is pending before any court or governmental agency which seeks to restrain or prohibit, or to obtain damages or other relief in connection with, the Agreements or the consummation of the transactions contemplated thereby, nor, to the best of our knowledge, is any such suit, action or other proceeding threatened.
               Our examination of law relevant to the matters covered by this opinion is limited to Pennsylvania and federal law. We have not made any review of the laws of any state other than Pennsylvania. In rendering our opinion regarding qualification to do business in or good standing in the State of New York we have relief solely on certificates issued by state officials as noted above. Accordingly, we express no opinion as to matters governed by the laws of any other state or jurisdiction.
               This opinion is furnished by us at your request for your sole benefit, and no other person or entity shall be entitled to rely on this opinion without our express written consent. This opinion shall not be published or reproduced in any manner or distributed or circulated to any person or entity without our express written consent. Our opinion is limited to the matters started herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
                                   Very truly yours,




     NYFS06...:\47\41847\0008\1710\AGRD146I.200

                                                                  EXHIBIT D


                    LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT
                    -----------------------------------------

               THIS ASSIGNMENT made this ____ day of ___________, 1996, by and between CASH-N-DASH CHECK CASHING, INC., a California corporation ( Assignor ), and DOLLAR FINANCIAL GROUP, INC., a New York corporation ( Assignee ).


                                    RECITALS
                                    --------

               A. Pursuant to the terms and provisions of the Asset Purchase Agreement dated as of October 22, 1996 (the Agreement ) by and among Assignor, the shareholders of Assignor and Assignee, Assignor has agreed to sell to Assignee, upon the terms, provisions and conditions set forth therein, certain Assets, as defined in the Agreement.

               B. In connection with the sale and purchase of the Assets, Assignor desires to assign to Assignee the leases set forth on
     Schedule I attached hereto and Assignee desires to accept said assignment and assume the obligations of Assignor under said leases upon the terms, covenants and conditions set forth in this instrument.


               NOW, THEREFORE, in consideration of the purchase price paid by Assignee to Assignor for the Assets, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee covenant and agree as follows:

              1.  Assignment.  Assignor hereby assigns, transfers and sets
                  ----------
     over unto Assignee all of Assignor s right, title and interest in and to the leases set forth on Schedule I attached to and made a part of this Assignment and any other lease, license or right of occupancy affecting the Assets, together with all amendments, extensions, renewals and other modifications thereto (the Leases ).

              2.  Assumption.  Assignee accepts said assignment and assumes
                  ----------
     all obligations on the part of the Assignor under the Leases first arising or accruing on or after the date of this Assignment.

              3.  Binding Effect.  This Assignment shall be binding upon
                  --------------
     and inure to the benefit of Assignor and Assignee and their successors and assigns.

               IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this instrument to be executed by their duly authorized representatives on the day and year first above written.


                         CASH-N-DASH CHECK CASHING, INC.


                         By: ___________________________
                             Name:  Thomas L. Leonard
                             Title:  President


                         DOLLAR FINANCIAL GROUP, INC.


                         By: ___________________________
                             Name:
                             Title:

     STATE OF _________________    :
                                   :    SS
     COUNTY OF _______________     :


               On the _____ day of _________________, 1996, before me
     personally came _______________________________________________, to me known, who, being by me duly sworn, did depose and say that he is the ____________________________________________________ of Cash-N-Dash
     Check Cashing, Inc., a California corporation, and that he is the individual described in, and who executed on behalf of said corporation, the foregoing instrument, and that he signed his name thereto.



                                   ______________________________
                                        Notary Public

     My Commission Expires:




     STATE OF _______________ :
                              :    SS
     COUNTY OF _____________  :


               On the           day of ______________, 1996, before me
                      ---------
     personally came ___________________________________, to me known, who, being by me duly sworn, did depose and say that he is the _____________________ of Dollar Financial Group, Inc., a New York corporation, and that he is the individual described in, and who executed on behalf of said corporation, the foregoing instrument, and that he signed his name thereto.



                                   ______________________________
                                        Notary Public

     My Commission Expires:

                                                                 Schedule I

                                     Leases
                                     ------

     [To be provided]



     NYFS06...:\47\41847\0008\1710\AGRD146I.170

                                                                  EXHIBIT E


                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------

               THIS ASSIGNMENT AND ASSUMPTION AGREEMENT made and executed as of the ____ day of _________, 1996, by and between CASH-N-DASH CHECK CASHING, INC., a California corporation (the Seller ) , and DOLLAR FINANCIAL GROUP, INC., a New York corporation (the
      Purchaser ).
                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, pursuant to the terms and provisions of the Asset Purchase Agreement (the Agreement ) dated as of October 22, 1996, by and among the Seller, the shareholders of the Seller and the Purchaser, the Seller has agreed to assign to the Purchaser, the Purchaser has agreed to assume from the Seller, the Assumed Liabilities, as such term is defined in the Agreement.
               NOW, THEREFORE, it is agreed:
               The Purchaser does hereby assume and accept from the Seller the Assumed Liabilities.
               The Purchaser hereby covenants to perform fully its obligations with respect to the Assumed Liabilities and agrees to indemnify and hold the Seller harmless from any loss, claim, demand, liability, obligation, damage, cost or expense (including reasonable attorneys fees and costs) suffered or incurred by the Seller as a result of the Purchaser s failure to perform its obligations with respect thereto from and after the date hereof.

               The Purchaser shall not assume, does not accept or have any liability or obligation with respect to any other liabilities or obligations of the Seller not expressly assumed by the Purchaser hereunder, whether absolute or contingent, direct or indirect or due and payable or not due and payable at or prior to the date hereof, and the Seller shall remain liable and responsible for all such liabilities and obligations not expressly assumed by the Purchaser and agrees to indemnify and hold the Purchaser harmless from any loss, claim, demand, liability, obligation, damage, cost or expense (including reasonable attorneys fees and costs) suffered or incurred by the Purchaser as a result of the Seller s failure to perform and satisfy its obligations with respect thereto from and after the date hereof.

               IN WITNESS WHEREOF, the undersigned have caused this Assignment and Assumption Agreement to be executed as of the day and year first above written.


                         CASH-N-DASH CHECK CASHING, INC.


                         By: _______________________________
                              Name:  Thomas L. Leonard
                              Title:  President


                         DOLLAR FINANCIAL GROUP, INC.


                         By: _______________________________
                              Name:
                              Title:



     NYFS06...:\47\41847\0008\1710\AGRD146I.150

                                                                  EXHIBIT F


                                  BILL OF SALE
                                  ------------

               KNOW ALL MEN BY THESE PRESENTS that CASH-N-DASH CHECK CASHING, INC., a California corporation (the Seller ), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, paid by DOLLAR FINANCIAL GROUP, INC., a New York corporation (the Purchaser ), hereby sells, assigns and transfers to the Purchaser, pursuant to and in furtherance of the Asset Purchase Agreement (the Agreement ) dated as of October 22, 1996 by and between the Seller, the shareholders of the Seller and the Purchaser, all of the Assets, as defined in the Agreement.
               TO HAVE AND TO HOLD the same unto the Purchaser, its successors and assigns, forever.
               The Seller further covenants and agrees that it shall execute such other and further instruments and documents as the Purchaser may reasonably request to carry into effect or to evidence further the transfer of the Assets of the Seller to the Purchaser.
               The Seller hereby constitutes and appoints the Purchaser, its successors and assigns, the Seller s true and lawful attorney or attorneys, with full power of substitution, for it and in its name and stead or otherwise, but on behalf of and for the benefit of the Purchaser, its successors and assigns, to do or perform any or all of the following, subject in each case to the terms of the Agreement: (i) to demand and receive, from time to time, any and all of the Assets hereby sold, assigned and transferred or intended so to be; (ii) to institute and prosecute, from time to time, in the name of the Seller, or otherwise, but at the sole expense and for the benefit of the Purchaser, its successors and assigns, any proceedings at law, in equity or otherwise, that the Purchaser, its successors or assigns, may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Assets hereby sold and transferred or intended so to be; and (iii) to defend and compromise any and all actions, suits or proceedings in respect of any of said Assets and rights and, generally, to do any and all such acts and things in relation thereto as the Purchaser, its successors or assigns shall deem advisable. The Seller declares that the appointment hereby made and the powers hereby granted are coupled with an interest and shall be irrevocable by the Seller.
               The rights and obligations of the Seller and the Purchaser with respect to the enforcement, performance and non-performance of their respective rights and obligations hereunder shall be governed by the terms of the Agreement. In the event of the conflict or inconsistency between any provision of this Bill of Sale and any provision of the Agreement, the provision of the Agreement shall govern.

               This instrument and all of its terms shall inure to the benefit of the Purchaser, its successors and assigns and shall bind the Seller, its successors and assigns.
               IN WITNESS WHEREOF, the Seller has executed this instrument by its officer thereunto duly authorized this ____ day of ____________, 1996.


                              CASH-N-DASH CHECK CASHING, INC.,
                              a California corporation

                              By:___________________________
                                 Name:
                                 Title:

     STATE OF       :
                    :  SS
     COUNTY OF      :


               On the ____ day of _____________, 1996, before me personally came ___________________, to me known, who, being by me duly sworn, did depose and say that he is the _____________ of Cash-n-Dash Check Cashing, Inc., a California corporation, and that he is the individual described in, and who executed, on behalf of said corporation, the foregoing instrument, and that he signed his name thereto.


                                   ____________________________
                                      Notary Public

     My Commission Expires:



     NYFS06...:\47\41847\0008\1710\AGRD146I.120

                                                                  EXHIBIT G


                              EMPLOYMENT AGREEMENT
                              --------------------
               AGREEMENT made as of the ____ day of -------, 1996 by and between Dollar Financial Group, Inc., a New York corporation (the
      Company ), and Thomas L. Leonard (the  Employee ).


                              W I T N E S S E T H:
                              -------------------
               WHEREAS, the Company wishes to assure itself of the services of the Employee, and the Employee wishes to serve in the employ of the Company, upon the terms and conditions hereinafter set forth.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

               1.   Employment, Term.
                    ----------------
                    1.1 The Company agrees to employ the Employee, and the Employee agrees to serve in the employ of the Company, for the term set forth in Section 1.2, in the position and with the responsibilities, duties and authority set forth in Section 2 and on the other terms and conditions set forth in this Agreement.

                    1.2 The term of the Employee s employment under this Agreement shall be the period commencing on the date hereof and continuing through ---------, 1999, unless sooner terminated in accordance with this Agreement.

               2.   Position, Duties.  The Employee shall serve the Company
                    ----------------
     as the Company s Vice President. The Employee shall have such duties and responsibilities as the President and the Board of Directors of the Company shall determine. The Employee shall perform his duties and responsibilities hereunder, faithfully and diligently. The Employee shall report to the President of the Company, to the designees or successors of such person, and to the Board of Directors of the Company. The Employee shall devote his full business time and attention to the performance of his duties and responsibilities hereunder. The Employee hereby represents that he is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict his ability to perform his duties hereunder, and agrees that he will not enter into any such agreements or covenants during the term of his employment hereunder, except such restrictive covenants or confidentiality agreements which are required by the Company.

               3.   Cash Compensation.
                    -----------------

                    3.1. Base Salary.  During the term of this Agreement,
                         -----------
     in consideration of the performance by the Employee of the services set forth in Section 2 and his observance of the other covenants set forth herein, the Company shall pay the Employee, and the Employee shall accept, a salary at the rate of $111,000 per annum, payable in accordance with the standard payroll practices of the Company. In addition to the salary payable hereunder, the Employee may be entitled to receive merit increases in salary during the term hereof in amounts and at such times as shall be determined pursuant to the compensation practices of the Company as in effect from time to time, provided that such practices may be amended as shall be determined by the Board of Directors of the Company in its sole discretion. In no event shall the failure to grant any such increase (or the amount of any such increase) give rise to a claim by the Employee under this Agreement.

               3.2  Bonus.  In addition to the base salary payable pursuant
                    -----
     to Section 3.1, the Employee shall be entitled to receive an annual bonus (the Bonus ) in an amount equal to the sum of (a) ten percent (10%) of the excess of the amount of EBITDA (as defined below) generated by the Assets (as defined below) for the 12-month period commencing ----------, 1996 and each subsequent 12-month period during the term of this Agreement (each, a Bonus Year ) over the amount of EBITDA generated by the Assets for the respective 12-month period immediately prior to the commencement of each such Bonus Year (each, a
      Base Year ) between $1,500,001 and $1,700,000; (b) seven percent (7%) of the excess of the amount of EBITDA generated by the Assets in a Bonus Year over the amount of EBITDA generated by the Assets in the respective Base Year between $1,700,001 and $1,900,000; and (c) ten percent (10%) of the excess of the amount the EBITDA generated by the Assets in a Bonus Year over the EBITDA generated by the Assets in the respective Base Year in excess of $1,900,000. For purposes hereof,
      EBITDA shall be defined as net income before the deduction of interest, taxes, depreciation, amortization, management fees and incentive compensation payments as determined by the Company s accountants in accordance with generally accepted accounting principles consistent with past practice and Assets shall have the definition set forth in that certain Asset Purchase Agreement (the
      Asset Purchase Agreement ) dated as of October 22, 1996, by and among Dollar Financial Group, Inc., Cash-N-Dash Check Cashing, Inc. and the shareholders of Cash-N-Dash Check Cashing, Inc. Notwithstanding any other provision of this Section 3.2, in no event shall the Bonus payable with respect to any Bonus Year exceed $50,000. The Bonus shall be paid within sixty (60) days of the end of the fiscal year of the Company in which the respective Bonus Year ends.

               4.   Expense Reimbursement.  During the term of this
                    ---------------------
     Agreement, consistent with the Company s policies and procedures as may be in effect from time to time, the Company shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by his in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefor in accordance with the Company s policies.

               5.   Other Benefits.  During the term of this Agreement, the
                    --------------
     Employee shall be entitled to receive four (4) weeks paid vacation time per annum and such other benefits, including, subject to meeting standard eligibility requirements, participation in the 401(k) plan in which the Company s employees are eligible to participate, customary medical insurance and continuing education benefits, as are from time to time made available to other similarly situated employees of the Company on the same terms are available to such similarly situated employees, it being understood that the Employee shall be required to make the same contributions and payments in order to receive any of such benefits as may be required of such similarly situated employees.


               6.   Termination of Employment.
                    -------------------------
                    6.1  Death.  In the event of the death of the Employee
                         -----
     during the term of this Agreement, the Company shall pay to the estate or other legal representative of the Employee the salary provided for in Section 3 (at the annual rate then in effect) accrued to the Employee s date of death and not theretofore paid, and the estate or other legal representative of the Employee shall have no further rights under this Agreement. Rights and benefits of the Employee, his estate or other legal representative under the employee benefits plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs.

                    6.2  Disability.  If the Employee shall become
                         ----------
     incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of thirty (30) consecutive days by unable to perform his normal duties hereunder and the Employee s physician believes that such disability will be permanent, the employment of the Employee hereunder may be terminated by the Company upon thirty (30) days prior written notice to the Employee. Within thirty (30) days after such termination, the Company shall pay to the Employee the salary provided for in Section 3 (at the annual rate then in effect) accrued to the date of such termination and not theretofore paid. Rights and benefits of the Employee, his estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs. Neither the Employee nor the Company shall have further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9.

                    6.3  Due Cause.  The employment of the Employee
                         ---------
     hereunder may be terminated by the Company at any time during the term of this Agreement for Due Cause (as hereinafter defined). In the event of such termination, the Company shall pay to the Employee the salary provided for in Section 3 (at the annual rate then in effect) accrued to the date of such termination and not therefore paid to the Employee, and, after the satisfaction of any claim of the Company against the Employee arising as a direct and proximate result of such Due Cause, neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9. Rights and benefits of the Employee, his estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs. For purposes hereof, Due Cause shall mean (a) a breach of any of the Employee s obligations under Sections 7 or 8 hereof; or (b) that the Employee, in carrying out his duties hereunder, has been guilty of (i) willful or gross neglect or (ii) willful or gross misconduct, resulting in either case in harm to any member of the Company Group (as hereinafter defined); or (c) a final and non-appealable adjudication in a criminal proceeding that the Employee has been convicted of a felony. In the event of an occurrence under this Section 6.3, the Employee shall be given written notice by the Company that it intends to terminate the Employee s employment for Due Cause under this Section, which written notice shall specify the act or acts upon the basis of which the Company intends so to terminate the Employee s employment.

                    6.4  Other Termination by the Company.  The Company may
                         --------------------------------
     terminate the Employee s employment prior to the expiration of the term of this Agreement for whatever reason it deems appropriate; provided, however, that in the event that such termination is not pursuant to Sections 6.1, 6.2 or 6.3, the Company shall continue to pay to the Employee (or his estate or other legal representative in the case of the death of the Employee subsequent to such termination), in the same periodic installments as his annual salary was paid, the salary provided for in
     Section 3 (at the annual rate then in effect), until the first to occur of (a) the expiration of a period of eighteen (18) months following termination by the Company or (b) the then scheduled expiration of the term hereof. The Employee shall be required to use reasonable efforts to seek alternative employment following a termination pursuant to this Section 6.4 and any compensation earned or amounts paid to the Employee in any such alternate employment shall serve to mitigate the Company s obligations to the Employee hereunder. Rights and benefits of the Employee, his estate or other legal representative under the employee benefit plans and programs of the Company, if any, will be determined in accordance with the terms and provisions of such plans and programs. Neither the Employee nor the Company shall have any further rights or obligations under this Agreement, except as provided in Sections 7, 8 and 9.

               7.   Confidential Information.
                    ------------------------
                     7.1 (a) The Employee shall, during the Employees employment with the Company and at all times thereafter, treat all confidential material (as hereinafter defined) of the Company or any member of the Company Group confidentially. The Employee shall not, without the prior written consent of the Board of Directors of the Company, disclose such confidential material, directly or indirectly, to any party, who at the time of such disclosure is not an employee or agent of any member of the Company Group, or remove from the Company s premises any notes or records relating thereto, copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means), or any other property of any member of the Company Group. The Employee agrees that all confidential material, together with all notes and records of the Employee relating thereto, and all computer disks, copies or facsimiles thereof in the possession of the Employee (whether made by the foregoing or other means) are the exclusive property of the Company. The Employee shall not in any manner use any confidential material of the Company Group, or any other property of any member of the Company Group, in any manner not specifically directed by the Company or in any way which is detrimental to any member of the Company Group, as determined by the Board of Directors of the Company in its sole discretion.

                    (b) For the purposes hereof, the term confidential material shall mean all information in any way concerning the activities, business or affairs of any member of the Company Group or any of the customers and clients of any member of the Company Group, including, without limitation, information concerning trade secrets, together with all sales and financial information concerning any member of the Company Group and any and all information concerning projects in research and development or marketing plans for any products or projects of the Company Group, and all information concerning the practices, customers and clients of any member of the Company Group, and all information in any way concerning the activities, business or affairs of any of such customers or clients, as such, which is furnished to the Employee by any member of the Company Group or any of its agents, customers or clients, as such, or otherwise acquired by the Employee in the course of the Employee s employment with the Company; provided, however, that the term confidential material shall not include information which
     (i) becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was available to the Employee on a non-confidential basis prior to his employment with any member of the Company Group or (iii) becomes available to the Employee on a non-confidential basis from a source other than any member of the Company Group or any of its agents, customers or clients, as such, provided that such source is not bound by a confidentiality agreement with any member of the Company Group or any of such agents, customers or clients.

                    7.2 Promptly upon the request of the Company, the Employee shall deliver to the Company all confidential material relating to any member of the Company Group in the possession of the Employee without retaining a copy thereof, unless, in the opinion of counsel reasonably acceptable to the Company, either returning such confidential material or failing to retain a copy thereof would violate any applicable Federal, state, local or foreign law, in which event such confidential material shall be returned without retaining any copies thereof as soon as practicable after such counsel advises that the same may be lawfully done.

                    7.3 In the even that the Employee is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material relating to any member of the Company Group, the Employee shall provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order and/or waive compliance by the Employee with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Employee is compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such confidential material may be so disclosed.

               8.   Non Competition.
                    ---------------
                    8.1 The Employee acknowledges that the services to be rendered by the Employee to the Company are of a special and unique character. The Employee agrees that, in consideration of the Employee s employment hereunder, the Employee will not (a) at any time prior to five (5) years from the date hereof, directly or indirectly,
     (i) solicit or entice or endeavor to solicit or entice away from any member of the Company Group any person who was or is at the time of the solicitation or enticement a director, officer, employee, agent or consultant of such member of the Company Group, either for the Employee s own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person s contract of employment by reason of leaving the service of such member of the Company Group, or (i) employ, directly or indirectly, any person who was a director, officer or employee of any member of the Company Group or any person who at any time is or may be likely to be in possession of any confidential information or trade secrets relating to the businesses of any member of the Company Group, or (b) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of any member of the Company Group, or be otherwise detrimental to the Company, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Company Group.

                    8.2 For purposes hereof, the Company Group shall mean, collectively, the Company, DFG Holdings, Inc., a Delaware corporation ( DFGH ), and the Company s and DFGH s subsidiaries, affiliates and parent entities and entities managed by the Company or DFGH or any of their respective subsidiaries, affiliates or parent entities operating from time to time in the same lines of business.

                    8.3 The Employee and the Company agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

                    8.4 The Employee and the Company expressly acknowledge and agree that the covenants and agreements of the Employee set forth in this Section 8 are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the Company, as well as the proprietary and other legitimate business interests of the members of the Company Group.

                    8.5 The Employee hereby expressly acknowledges that the provisions of this Section 8 are in addition to, and not in limitation of in any respect whatsoever, the provisions of the Non-Competition Agreement dated as of the date hereof by and among the Company, Cash-N-Dash Check Cashing, Inc., a California corporation ("CND"), the Employee, the other shareholders of CND and Barney B. Whitesell.

               9.   Equitable Relief.  In the event of a breach or
                    ----------------
     threatened breach by the Employee of any of the provisions of Section 7 or 8 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to pre-judgment injunctive relief or similar equitable relief restraining the Employee from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Employee under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the Federal courts and the state courts located in the State of California for any proceedings under this Section 9. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

               10.  Successors and Assigns.
                    ----------------------
                    10.1  Assignment by the Company.  The Company shall
                          -------------------------
     require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section, the Company shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law and this Agreement shall be binding upon, and inure to the benefit of, the Company, as so defined. The Company shall be entitled to assign this Agreement, or portion thereof, to any direct or indirect subsidiary of the Company; provided, that the Company shall remain liable for the performance of its obligations hereunder.

                    10.2  Assignment by the Employee.  The Employee may not
                          --------------------------
     assign this Agreement or any part thereof without the prior written consent of the President of the Company; provided, however, that nothing herein shall preclude one or more beneficiaries of the Employee from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term beneficiaries , as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Employee (in the event of his incompetency) or the Employee s estate.

               11.  Governing Law.  This Agreement shall be deemed a
                    -------------
     contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California applicable to contracts to be performed entirely within such State.

               12.  Entire Agreement.  This Agreement is entered into in
                    ----------------
     connection with the execution and delivery of the Asset Purchase Agreement. This Agreement and the other agreements executed contemporaneously herewith and therewith contain all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersede all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto. No modification of this Agreement shall be effective unless in writing and signed by the party against which enforcement is sought to be enforced.

               13.  Modification and Amendment; Waiver.  The provisions of
                    ----------------------------------
     this Agreement may be modified, amended or waived, but only upon the written consent of the party against whom enforcement of such modification, amendment or waiver is sought and then such modification, amendment or waiver shall be effective only to the extent set forth in such writing. No delay or failure on the part of any party hereto in exercising any right, power or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.

               14.  Notices.  All notices, requests or instructions
                    -------
     hereunder shall be in writing and delivered personally, sent by telecopier or sent by registered or certified mail, postage prepaid, as follows:

                    If to the Company:

                    Doylesford Plaza, Suite 210
                    1436 Lancaster Avenue
                    Berwyn, PA 19312

                    If to the Employee:

                    21781 Brighton Crest Drive
                    Fresno, CA 93626


     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

               15.  Arbitration.  Any controversy or claim arising out of
                    -----------
     or relating to this Agreement, or any breach hereof, shall, except as provided in paragraph 9 hereof, be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association then in effect and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in San Francisco, California.

               16.  Severability.  Should any provision of this Agreement
                    ------------
     be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

               17.  Withholding.  Anything to the contrary notwithstanding,
                    -----------
     all payments required to be made by the company hereunder to the Employee or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provision for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

               18.  Survivorship.  The respective rights and obligations of
                    ------------
     the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

               19.  Expenses.  Each of the parties hereto shall bear his or
                    --------
     its own costs and expenses, including attorneys fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby.

               20.  Titles.  Titles of the sections of this Agreement are
                    ------
     intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

               21.  Attorneys  Fees and Costs.  In the event of any
                    -------------------------
     litigation or arbitration arising out of or in connection with the matters subject of this Agreement, then the most prevailing party shall be entitled to the costs and expenses incurred in connection with such litigation or arbitration, including reasonable attorneys fees.

               22.  Counterparts.  This Agreement may be executed in
                    ------------
     counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                                   DOLLAR FINANCIAL GROUP, INC.


                                   By_________________________
                                     Name:
                                     Title:


                                   ___________________________
                                   Thomas L. Leonard



     NYFS06...:\47\41847\0008\1710\AGRD146I.090